UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XERIUM TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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8537 Six Forks Road

Suite 300

Raleigh, NC 27615

April 27, 2012

Dear Stockholder:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders. The meeting will be held on June 20, 2012 at 9:00 A.M., Eastern Time, at our offices located at 8537 Six Forks Road, Suite 300, Raleigh, NC 27615.

The matters to be acted upon at the meeting are described in the accompanying Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. Your shares can be represented at the meeting by promptly completing, signing, dating, and mailing the accompanying proxy card or voting instruction form. You may also vote by proxy over the Internet or by telephone.

We hope that you will join us on June 20, 2012. Your continuing interest is very much appreciated.

Sincerely,

Stephen R. Light

President, Chief Executive Officer and Chairman

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 A.M., Eastern Time

Date	June 20, 2012

Place	Offices of Xerium Technologies, Inc. located at 8537 Six Forks Road, Suite 300, Raleigh, NC 27615.

Purpose	1.	To elect six directors.

2.	To ratify the selection of Ernst & Young LLP as Xerium Technologies, Inc.’s independent registered public accounting firm.

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Record Date	The directors have fixed the close of business on April 23, 2012 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, you will be asked to present valid picture identification such as a driver’s license or passport. If your company stock is held in a brokerage account or by a bank or other nominee and your name does not appear on our list of stockholders, you are considered the beneficial owner of shares held in street name. In this case, this proxy statement is being forwarded to you by your broker or nominee. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. You may also vote by proxy over the Internet or by telephone. If your shares are held in street name, you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders to Be Held on June 20, 2012: the Proxy Statement and Annual Report to Stockholders are available in the Investor Relations section of our website at www.xerium.com.

By order of the Board of Directors,

Stephen R. Light

April 27, 2012	President, Chief Executive Officer and Chairman

XERIUM TECHNOLOGIES, INC.

8537 Six Forks Road

Suite 300

Raleigh, NC 27615

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2012

GENERAL INFORMATION

The Board of Directors (the “Board”) of Xerium Technologies, Inc. (“Xerium”) is soliciting proxies for our 2012 Annual Meeting of Stockholders (the “Annual Meeting”). You are receiving a proxy statement because you own shares of Xerium common stock that entitle you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. The proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision. We will mail the notice of Annual Meeting, proxy statement, and proxy card to stockholders beginning on or about April 27, 2012.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders of Xerium to address all business that may come before the meeting and to vote on the following matters:

•	the election of six directors; and

•	the ratification of the appointment of Ernst &Young LLP as our independent registered public accounting firm.

The Board recommends a vote FOR the election of the six directors and FOR the ratification of the appointment of Ernst &Young LLP as our independent registered public accounting firm.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many Xerium stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the stockholder of record. As discussed below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo, N.A. (“Wells Fargo”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Wells Fargo on behalf of Xerium. As the stockholder of record, you have the right to grant your voting proxy directly to Xerium or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You may also vote by proxy over the Internet or by telephone.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to them so that you can receive a legal proxy to present at the Annual Meeting.

How can I attend the Annual Meeting?

If you are listed as a stockholder of record as of April 23, 2012 you may attend the Annual Meeting if you bring proof of identification. If you are the beneficial owner of shares held in street name, you will need to bring proof of identification and provide proof of ownership by bringing either a copy of a brokerage statement or a letter from the record holder indicating that you owned the shares as of April 23, 2012.

How can I vote my shares in person at the Annual Meeting?

If you are the stockholder of record you may vote your shares in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. If you are the beneficial owner of shares held in street name you may vote your shares in person at the Annual Meeting if, in addition to proof of identification, you bring both a brokerage statement or a letter from the record holder indicating that you owned the shares as of April 23, 2012 and a legal proxy from the record holder issued in your name, which you will need to obtain in advance. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. For shares you hold directly as the stockholder of record, you may vote by granting a proxy or, for shares you hold beneficially in street name, you may vote by submitting voting instructions to your broker or nominee. You may submit your proxy or voting instruction card by marking, dating and signing it and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. For shares you hold directly as the stockholder of record, please refer to the more detailed instructions included on your proxy card. For shares you hold beneficially in street name, please refer to the more detailed instructions included on the voting instruction card included by your broker or nominee.

If you are a stockholder of record, you may also vote by proxy over the Internet by going to the website of our tabulator, Wells Fargo, at www.eproxy.com/XRM and following the instructions you will find there or by touch-tone telephone by dialing 1-800-560-1965 and following the instructions given. You must specify how you want your shares voted or your Internet or telephone vote cannot be completed. Your shares will be voted according to your instructions.

Can I change my vote?

You may revoke your signed proxy to management at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting new voting instructions over the Internet or by telephone, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

When is the record date for the Annual Meeting?

The Board has fixed the record date for the Annual Meeting as of the close of business on April 23, 2012.

How many votes can be cast by all stockholders?

There were 15,226,681 shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter.

What is a quorum?

A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting, or 7,613,341 shares, must be represented in person or by proxy for a quorum.

What vote is required to approve each item?

For the election of the directors, the six directors who receive the greatest number of votes cast in favor in person or by proxy will be elected directors.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm requires approval by a majority of the votes cast in person or by proxy. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee may change the appointment at any time during the year if it determines that such change would be in our best interest and the best interests of our stockholders.

If there are insufficient votes to approve the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by us to act as tellers for the meeting. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director. Shares properly voted to “abstain” and broker non-votes on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum but are generally not treated as votes cast for the matter. A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

What happens if the meeting is postponed or adjourned?

Your proxy to management may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who can help answer my questions about the Annual Meeting or how to submit or revoke my proxy?

If you are the stockholder of record, please contact:

Investor Relations

Xerium Technologies, Inc.

8537 Six Forks Road

Suite 300

Raleigh, NC 27615

Telephone: 919-526-1444

If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Information with Respect to Nominees for Directors

Six directors will be elected at the Annual Meeting. The Board has recommended as nominees for election as directors the persons named in the table below. All of the nominees are currently directors of Xerium. All directors elected at the Annual Meeting will serve until the 2013 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal. For a discussion of the arrangements pursuant to which certain directors were, and may be in the future, selected, see the section “Chapter 11 Filing, Emergence and Plan of Reorganization” below. The number of directors currently set by the Board is eight. Mr. Marc L. Saiontz, a current director, is not a nominee for reelection. Accordingly, his term will expire at the Annual Meeting. Due to the retirement of Mr. Edward F. Paquette in November 2011, and the expiration of Mr. Saiontz’s term at the Annual Meeting, there will be two vacancies on the Board following the Annual Meeting. The By-Laws provide that only the Board may fill vacancies, however, the Board has no current intention to fill those vacancies at this time.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board will be voted for the election as directors of the six nominees listed below. We have no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting.

The following table sets forth as to each nominee for election at the Annual Meeting: (i) the nominee’s positions with Xerium and principal occupation during the past five years; (ii) the nominee’s other directorships, including any directorships held during the past five years, with publicly held companies or investment companies; (iii) the nominee’s age as of April 27, 2012; and (iv) the nominee’s period of service as a director of Xerium.

Name	Positions with Xerium and Principal Occupation and Other Directorships	Age	Director Since
Stephen R. Light	Mr. Light has served as our President, Chief Executive Officer and as a director since February 2008. Beginning in July 2008, Mr. Light has also served as Chairman. From September 2007 to May 2008, Mr. Light served as a director of Manitex International, Inc., formerly Veri-Tek International, Corp. Mr. Light was previously President and Chief Executive Officer of Flow International Corp., a publicly traded producer of industrial waterjet cutting and cleaning equipment from January 2003 to July 2007. Prior to Flow, Mr. Light was President and Chief Executive Officer of OmniQuip Textron from October 2000 to January 2003. Mr. Light has also held various management positions within General Electric Company, Emerson Electric Co. and Koninklijke Philips N.V. Mr. Light’s leadership skills and management experience, including serving as Chief Executive Officer for multiple companies, qualify him to serve on the Board. As our Chief Executive Officer, Mr. Light brings to the Board a critical perspective and understanding of our business strategy, and can provide the Board valuable insight into our management and operations.	65	February 2008

Name	Positions with Xerium and Principal Occupation and Other Directorships	Age	Director Since

David A. Bloss, Sr.	Mr. Bloss has served as a director since April 19, 2011. Mr. Bloss served as Chairman, President, and Chief Executive Officer of CIRCOR International, Inc., a supplier of valves and accessories, from December 1998 to March 2008. Mr. Bloss retired as Chairman of the Board of CIRCOR in February 2009. From June 1993 until December 1998, Mr. Bloss served as Executive Vice President and then President and Chief Operating Officer of Watts Industries, Inc., which spun off CIRCOR as of October 18, 1999. Earlier in his career, Mr. Bloss worked with the auditing firm of Price Waterhouse & Co. where he gained his certified public accountant credentials. Mr. Bloss currently serves on the Board of Directors of Magnetek, Inc., a provider of digital power and motion control systems. Mr. Bloss brings to the Board significant management experience and familiarity with reporting requirements of public companies, which gives him a valuable perspective in his role as a director. His qualifications to serve as a director also include his financial background and his manufacturing experience.	61	April 2011

Ambassador April H. Foley	Ambassador Foley has served as a director since May 25, 2010. Ambassador Foley served as the United States Ambassador to Hungary from 2006 to 2009. Prior to serving as U.S. Ambassador to Hungary, she held several positions at the Export-Import Bank of the United States. After first serving as a Director of the Bank, she was appointed to be First Vice President and Vice Chairman in 2003. Ambassador Foley also previously held various positions with PepsiCo, Inc. She also serves on the Board of Directors of Alliant Techsystems Inc., an aerospace and defense company. Ambassador Foley’s financial background and international experience, including her public service for the federal government of the United States, qualify her to serve on the Board. Ambassador Foley’s extensive knowledge of international affairs, including the international financial system, enables her to offer valuable insight, judgment and perspectives in support of the Board’s oversight role and its other functions.	64	May 2010

Jay J. Gurandiano	Mr. Gurandiano has served as a director since December 1, 2008. He has been the Managing Director of Stone House Investment Holdings Inc., an investment holdings company, since October 2000. He has served as a director of Eacom Timber Company since 2011 and he also served as the Chairman of the Board of Directors of Ainsworth Lumber Co. Ltd., a lumber and wood products company, until May 2010. Mr. Gurandiano brings to the Board significant management experience, particularly with respect to the paper industry, which gives him a valuable perspective in his role as a director. His qualifications to serve as a director also include his legal background and his private equity investment experience.	65	December 2008

Name	Positions with Xerium and Principal Occupation and Other Directorships	Age	Director Since

John F. McGovern	Mr. McGovern has served as a director since May 25, 2010. Mr. McGovern is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Mr. McGovern has served as a director of Collective Brands, Inc. since 2003 and as a director of Neenah Paper, Inc. since 2006. Mr. McGovern previously served as a director of GenTek, Inc. from 2003 to 2009 and currently serves on the board of its private successor, General Chemical. Mr. McGovern was formerly a director of ChanneLinx, Inc., where he also served as temporary Chief Executive Officer. ChanneLinx, Inc. filed for Chapter 11 protection in 2003, approximately one year after Mr. McGovern left the company. Mr. McGovern brings to the Board significant executive leadership and financial experience in the paper industry, including his experience as Chief Financial Officer of Georgia-Pacific Corporation. In addition, Mr. McGovern brings to the Board the experience of serving on the boards of multiple public and private companies and the views and judgment of a leader who is highly respected for his business expertise and acumen.	65	May 2010

James F. Wilson	Mr. Wilson has served as a director since May 25, 2010. He has been a principal of Carl Marks Management Company, LLC since 2001, which manages investment partnerships focused on distressed securities. Mr. Wilson previously served as a director of Seneca Foods Corporation from 2008 to 2009. Mr. Wilson earned a B.A. in Economics from Dartmouth College, and an MBA from Harvard Graduate School of Business Administration. Mr. Wilson’s investment management and business experience qualify him to serve on the Board. In addition, we believe that given Mr. Wilson’s affiliation with Carl Marks, a significant former lender and stockholder of Xerium, he can serve as a valuable resource to the Board in understanding and interfacing with our stakeholders.	54	May 2010

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE SIX NOMINEES FOR DIRECTOR NAMED ABOVE.

Chapter 11 Filing, Emergence and Plan of Reorganization

On March 30, 2010, we and certain of our subsidiaries (the “Debtor Subsidiaries”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On May 12, 2010, the Bankruptcy Court held a hearing to consider confirmation of our amended joint prepackaged plan of reorganization (the “Plan of Reorganization”) and entered an order confirming the Plan of Reorganization. On May 25, 2010 (the “Effective Date”), the Plan of Reorganization became effective and we and the Debtor Subsidiaries emerged from Chapter 11.

Upon the Effective Date, by operation of the Plan of Reorganization, all of our common stock then outstanding, par value $0.01 (the “Old Common Stock”) was cancelled and approximately 82.6% of our new common stock, par value $0.001 (the “New Common Stock”) was issued to our lenders and swap counterparties. Holders of our Old Common Stock were issued approximately 17.4% of the New Common Stock, along with warrants to purchase up to an additional 10% of the New Common Stock outstanding on the Effective Date on a fully diluted basis. As a result of these issuances, Apax Europe IV GP Co. Ltd. and its affiliated entities, which previously owned approximately 48.8% of our Old Common Stock, owned approximately 8.4% of our New Common Stock on the Effective Date, along with warrants to purchase an additional 5.4%.

The Plan of Reorganization provided that the Board of Directors was to be reconstituted to consist of seven directors, including the Chief Executive Officer, one director nominated by our then-current Board, and five directors nominated by certain of our then-lenders. Pursuant to the Plan of Reorganization, on the Effective Date, the Board was reconstituted and became comprised of Stephen R. Light, Ambassador April H. Foley, Jay J. Gurandiano, John G. McGovern, Edward F. Paquette (since retired), Marc L. Saiontz, and James F. Wilson. In addition, we entered into (i) a Director Nomination Agreement with AS Investors, LLC (together with its affiliates, “American Securities”), and (ii) a Director Nomination Agreement with Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Opportunities Fund, L.P. (together with their affiliates, “Carl Marks”). These agreements enable American Securities and Carl Marks to designate one director each for nomination to the Board, and are described in the section “Certain Relationships and Related Transactions—Director Nomination Agreements” below. Messrs. Saiontz and Wilson were nominated to the Board pursuant to the Director Nomination Agreements. As stated above, Mr. Saiontz is not a nominee for reelection and his term will end at the Annual Meeting.

CORPORATE GOVERNANCE

Director Independence

The Board has adopted Corporate Governance Guidelines that include standards for the independence of directors in accordance with the rules and regulations of the NYSE. The standards for the independence of directors are included in the Corporate Governance Guidelines available on our website at www.xerium.com. Using the standards set forth in the Corporate Governance Guidelines, the Board has determined that each of Ambassador Foley and Messrs. Bloss, Gurandiano, McGovern, Saiontz, and Wilson is independent.

Board Meetings and Director Attendance at the Annual Meeting

The Board held eight meetings during 2011. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which that director served during 2011 (in each case, which were held during the period for which he or she served as a director and/or a member of the applicable committee). We encourage our directors to attend Annual Meetings of Stockholders and believe that attendance at Annual Meetings of Stockholders is just as important as attendance at meetings of the Board and its committees. Seven of our eight directors at the time attended the 2011 Annual Meeting of Stockholders.

Board Leadership Structure

Our President and Chief Executive Officer is also the Chairman of the Board, and we have a lead independent director with broad authority and responsibility. The Board has determined that it is appropriate for Stephen R. Light to serve as both our President and Chief Executive Officer and our Chairman of the Board since Mr. Light has the most familiarity with Xerium and its unique challenges from his position in senior management. Mr. Light has been our President and Chief Executive Officer since February 2008 and the Chairman since July 2008 and oversaw our prepackaged Chapter 11 bankruptcy proceedings and emergence. The Board also believes Mr. Light’s combined role provides us with strong and consistent leadership and is the most effective way to ensure that we remain focused on the key issues affecting us. Mr. Light also acts as a bridge between management and the Board, helping both groups to act with common purpose and thereby ensuring maximum value for stockholders. As previously announced, Mr. Light will step down from his role as an officer and director on December 15, 2012 or once the Board hires a new Chief Executive Officer of the Company, whichever is earlier. At this time, the Board has not determined whether Mr. Light’s successor will also serve as the Company’s Chairman.

James F. Wilson currently serves as the Board’s lead independent director. The lead independent director’s responsibilities include (1) setting the agenda for executive sessions of the Board held among independent directors; (2) calling meetings of the independent directors, as necessary; and (3) serving as liaison between the Chairman and the independent directors. The role of the lead independent director is flexible and helps promote a strong, independent oversight function of the Board. This oversight function is enhanced by the fact that each committee of the Board is comprised entirely of independent directors.

Given the experience of Mr. Light and the role of the lead independent director, the Board finds the combined role of the President, Chief Executive Officer and Chairman to be in our best long-term interest and the best long-term interests of our stockholders at this time, but reserves the right to reassess this position at the time we appoint a new Chief Executive Officer.

Board Oversight and Risk Management

We operate in a complex environment and are subject to a number of significant risks. The Board works with our management to manage the various risks we face. The role of the Board is one of oversight of our risk management processes and procedures; the role of management is to develop and implement those processes and procedures on a strategic and daily basis and to identify, manage, and mitigate the risks that we face. As part of its oversight role, the Board regularly discusses, both with and without management present, our risk profile and how our business strategy effectively manages and leverages the risks that we face.

To facilitate its oversight of Xerium, the Board has delegated certain functions (including the oversight of risks related to these functions) to committees of the Board. The Audit Committee oversees, reviews and discusses with management our policies relating to risk assessment and management, including steps that management has taken or should have taken to minimize risk to us and the Compensation Committee evaluates the risks presented by our compensation programs and analyzes these risks when designing compensation plans. The roles of our committees are discussed in more detail below.

Although the Board has delegated certain functions to various committees, each of these committees regularly reports to and solicits input from the full Board regarding its activities.

Board Committees

The Board has standing Audit, Compensation, and Nominating and Governance Committees, as described more fully below. The Audit, Compensation and Nominating and Governance Committees are each comprised of independent directors. We also have a standing Executive Committee, comprised of Messrs. Light, Saiontz, and Wilson, which meets periodically to discuss our strategic considerations.

Audit Committee. John F. McGovern is the Chair and David A. Bloss, Sr., Ambassador April H. Foley and Jay J. Gurandiano are the other current members of our Audit Committee. The Audit Committee met seven times during 2011. The Board has determined that each member of our Audit Committee is independent within the meaning of the rules and regulations of the NYSE. Furthermore, as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), no member of the Audit Committee receives, directly or indirectly, any consulting, advisory, or other compensatory fees from us other than Board and committee fees. The Board has determined that John F. McGovern is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. The Audit Committee operates pursuant to a written charter that is available free of charge on our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615.

The principal duties and responsibilities of the Audit Committee are as follows: (a) to monitor our financial reporting process and internal control systems, including our policies and programs relating to financial risk assessment and management; (b) to appoint and replace our independent registered public accounting firm, determine its compensation and other terms of engagement, and oversee its work; (c) to oversee the performance of our internal audit function; and (d) to oversee overall risk management and assessment and our compliance with legal, ethical, and regulatory matters. The Audit Committee and the Board have established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and for confidential, anonymous submission by our employees of concerns regarding questionable accounting or other matters, as described under “Policies on Communicating with Non-Management Directors and Reporting Concerns Regarding Accounting and Other Matters.” The Audit Committee also has the authority to hire independent counsel and other advisors to carry out the Audit Committee’s duties, and we are required to provide appropriate funding, as the Audit Committee determines, to compensate any advisors retained by the Audit Committee.

The report of the Audit Committee is included in this Proxy Statement under “Audit Committee Report.”

Compensation Committee. Jay J. Gurandiano is the Chair and John F. McGovern, Marc L. Saiontz, and James F. Wilson are the other current members of our Compensation Committee. The Compensation Committee met eight times during 2011. The Board has determined that each member of the Compensation Committee is independent within the meaning of the rules and regulations of the NYSE. The Compensation Committee operates pursuant to a written charter that is available free of charge our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615.

The principal duties and responsibilities of the Compensation Committee are as follows: (a) to provide oversight on the development and implementation of our compensation policies, strategies, plans, and programs for our key employees and disclosure relating to these matters; (b) to review and approve the compensation of our chief executive officer and the other executive officers of Xerium and its subsidiaries; and (c) to provide oversight concerning the selection of officers, management succession planning, performance of individual executives, and related matters.

The report of the Compensation Committee is included in this Proxy Statement under “Compensation Committee Report.”

Nominating and Governance Committee. Ambassador April H. Foley is the Chair and David A. Bloss, Sr. and James F. Wilson are the other current members of our Nominating and Governance Committee. The Nominating and Governance Committee met four times during 2011. The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the rules and regulations of the NYSE. The Nominating and Governance Committee operates pursuant to a written charter that is available free of charge on our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615.

The principal duties and responsibilities of the Nominating and Governance Committee are as follows: (a) to establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board; (b) to make recommendations regarding proposals submitted by our stockholders; (c) to make recommendations to the Board regarding corporate governance matters and practices, including compensation for outside directors; and (d) to oversee the management continuity planning process and evaluate succession plans for the Chief Executive Officer and other executive officer positions.

In identifying and recommending nominees for positions on the Board, the Nominating and Governance Committee takes into account each candidate’s ability, judgment, and experience and the overall diversity and composition of the Board. A candidate’s skills and experience must also support our strategy. The Nominating and Governance Committee places primary emphasis on the criteria set forth under “Board Membership Criteria” in our Corporate Governance Guidelines, namely, and not to imply priority: (1) broad-based business skills and experiences; (2) prominence and reputation in their profession; (3) global business perspective; (4) concern for the long-term interests of the stockholders; and (5) personal integrity and judgment. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board, but rather the Board believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. Members of the Nominating and Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Nominating and Governance Committee wants to seriously consider and move toward nomination, the Chair of the Nominating and Governance Committee enters into a discussion with that candidate. During 2011, the Nominating and Governance Committee engaged a third-party search firm to assist it in identifying and evaluating a potential nominee for appointment to the Board. At the conclusion of its engagement, this firm recommended the appointment of Mr. David A. Bloss, Sr. to the Board.

The Nominating and Governance Committee will consider candidates recommended by stockholders. It is the policy of the Nominating and Governance Committee that candidates recommended by stockholders will be given appropriate consideration in the same manner as other candidates. The procedure for submitting candidates for consideration by the Nominating and Governance Committee for election at our 2013 Annual Meeting of Stockholders is described under “Stockholder Proposals.”

In addition, we have entered into Director Nomination Agreements with each of American Securities and Carl Marks, which enable them to designate one director each for nomination to the Board. These agreements are described under “Certain Relationships and Related Transactions—Director Nomination Agreements.”

Independent Director Meetings

In addition to the meetings of the committees of the Board described above, our independent directors met eight times in executive session during 2011. These executive sessions were either held in connection with Board meetings or were separately called by our lead independent director, Mr. Wilson. Our Corporate Governance Guidelines provide that these executive sessions be chaired by our lead independent director. The independent directors are currently Ambassador Foley and Messrs. Bloss, Gurandiano, McGovern, Saiontz, and Wilson. The Board has established a procedure whereby interested parties may make their concerns known to the independent directors, which is described under “Policies on Communicating with Non-Management Directors and Reporting of Concerns Regarding Accounting and Other Matters.”

Processes and Procedures for Executive and Director Compensation

For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion & Analysis” and “Compensation of Directors.”

Corporate Code of Business Conduct and Ethics, Corporate Governance Guidelines and Director Share Ownership Guidelines

We have adopted a Corporate Code of Business Conduct and Ethics for our directors, officers, and employees, including our chief executive officer, chief financial officer, and controller. A copy of our Corporate Code of Business Conduct and Ethics may be accessed free of charge by visiting our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver from, a provision of the Corporate Code of Business Conduct and Ethics that applies to our chief executive officer, chief financial officer, or controller by posting the amendment or waiver to our website.

A copy of our Corporate Governance Guidelines and Director Share Ownership Guidelines may also be accessed free of charge by visiting our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615.

Policies on Communicating with Independent Directors and Reporting of Concerns Regarding Accounting and Other Matters

The Board and the Audit Committee have adopted policies on communicating with the independent directors and reporting concerns regarding accounting and other matters. Any stockholder or other interested party who wishes to communicate with the Chairman of the Board may do so by writing to: Chairman of the Board, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615. Stockholders or other interested parties who wish to communicate with the independent directors may do so by writing to: Independent Directors, c/o Chairman of the Board, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615. These communications will be handled by the Chairman and forwarded to the independent directors at or prior to the next meeting of the independent directors. Stockholders or other interested parties who wish to communicate with the Board may do so by writing to: Board of Directors, c/o Chairman of the Board, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615. These communications will be handled by the Chairman and forwarded to directors at or prior to the next meeting of the directors. Any person, whether or not an employee, who has a concern about our conduct, or any of our people, including with respect to accounting, internal accounting controls, or auditing matters, may, in a confidential or anonymous manner, communicate that concern by writing to: Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615, attention: Compliance Officer, through the Internet at www.ethicspoint.com or by calling 866-293-2399.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed our audited financial statements for 2011, and has discussed these statements with management. The Audit Committee has also discussed with Ernst & Young LLP, our independent registered public accounting firm during 2011, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees).

The Audit Committee also received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the 2011 audited financial statements be included in our Annual Report on Form 10-K for 2011, for filing with the SEC.

With respect to the above matters, the Audit Committee submits this report.

Mr. John F. McGovern, Chair

Mr. David A. Bloss, Sr.

Ambassador April H. Foley

Mr. Jay J. Gurandiano

MANAGEMENT AND EXECUTIVE COMPENSATION

Management

The following table sets forth information regarding our executive officers as of April 27, 2012. On the date that the Chapter 11 petitions were filed, Messrs. Light, Badrinas, Johnson, Pretty, and Fracasso were serving as executive officers of Xerium, and, in some cases, executive officers of the Debtor Subsidiaries.

Name	Age	Position
Stephen R. Light	65	President, Chief Executive Officer and Chairman
Clifford E. Pietrafitta	50	Executive Vice President and Chief Financial Officer
Joan Badrinas Ardèvol	58	President – Europe Rolls and Chief Technology Officer
Thomas Johnson	59	President – Xerium Asia
David Pretty	48	President – Xerium Europe PMC and North America
Eduardo Fracasso	52	President – Xerium South America
Kevin McDougall	53	Executive Vice President and General Counsel
Donna Meserve	57	Vice President, Human Resources

Stephen R. Light has served as President, Chief Executive Officer, and as a director since February 2008. Beginning in July 2008, he has also served as our Chairman. He was previously President and Chief Executive Officer of Flow International Corp., a publicly traded producer of industrial waterjet cutting and cleaning equipment from January 2003 to July 2007. Prior to Flow, Mr. Light was President and Chief Executive Officer of OmniQuip Textron from October 2000 to January 2003. Mr. Light has also held various management positions within General Electric Company, Emerson Electric Co. and Koninklijke Philips N.V.

Clifford E. Pietrafitta has served as Executive Vice President and Chief Financial Officer since March 14, 2011. Mr. Pietrafitta served as the Chief Financial Officer of CSS Industries, Inc., a consumer products company, from January 1999 to March 2010. Prior to that he served as the Vice President—Finance of CSS Industries from November 1995 to January 1999, and as Treasurer from 1991 to November 1995.

Joan Badrinas Ardèvol has served as President—Europe Rolls since February 2010 and Chief Technology Officer since February 2008. Mr. Badrinas served as our President—Clothing Europe since joining Xerium in July 2006 until February 2008. He served as President of Trelleborg Automotive Europe from 2000 until March 2006. From May 1996 until 2000, Mr. Badrinas was Group Technical Director of BTR Anti-Vibrations Systems, which was sold to Trelleborg AB and became Trelleborg Automotive Europe. Previously, from 1984 to 1996, he held a series of positions ranging from Product Development Engineer to Industrial Operations Director with Pendelastica s.a. in Spain, a manufacturer of rubber and metal anti-vibration components used in automotive applications.

Thomas Johnson has served as President—Xerium Asia since September 2008. Mr. Johnson served as our Executive Vice President—Corporate Operations since joining Xerium in April 2008 until September 2008. From August 1996 until November 2007, he served as Executive Vice President—Flow Asia of Flow International Corporation, a company that develops and manufactures ultrahigh-pressure (UHP) waterjet technology, and is a provider of robotics and assembly equipment.

David Pretty has served as President—Xerium North America since February 2008 and President—Europe PMC since February 2010. He served as President—Weavexx, our North American clothing operation, from December 2005 until February 2008. From November 2004 to December 2005 he was the Senior Vice President—Sales, Marketing, Technology and Operations for Weavexx. From August 2003 to November 2004 he was the Senior Vice President—Sales, Marketing and Technology for Weavexx. From August 2000 until August 2003 he was the Vice President—Sales and Marketing for Weavexx.

Eduardo Fracasso has served as President—Xerium South America since January 2008. From April 2007 to December 2007 he served as President—Xerium Brazil. Prior to that, he held various operational positions within our Brazilian subsidiaries over a period of approximately 18 years, most recently as Operational Director.

Kevin McDougall has served as Executive Vice President and General Counsel since April 2010. From September 2007 to April 2010, he served as Executive Vice President and General Counsel of HVM, LLC, the management company for Extended Stay Hotels, a hotel chain. From 2003 to 2007, Mr. McDougall was employed at BI-LO LLC and Bruno’s Supermarkets, Inc., a supermarket chain, most recently serving as Senior Vice President, General Counsel and Secretary. In February 2009 and March 2009, respectively, Bruno’s and BI-LO each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. From 1998 to 2002, he was the Vice President and General Counsel-Worldwide at Bell & Howell/Bell & Howell Mail and Messaging Technologies Company, a developer of production mail equipment and software technologies. He also served as Corporate Counsel (from 1986 to 1991) and Vice President and Senior Counsel (from 1991 to 1998) at GE Capital/GE Capital Mortgage Corporation.

Donna Meserve has served as our Vice President of Human Resources since May 2005. From January 2000 to April 2005 she was the Manager of Human Resources for Xerium North America. Prior to joining us she worked at Invensys plc, a global industrial automation, transportation and controls group.

Compensation Discussion & Analysis

Executive Summary

Our executive compensation program is structured around the philosophy that the most effective program is one that is tied to the achievement of specific annual and long-term performance goals and aligns executives’ interests with those of our stockholders. To ensure retention and engagement of our senior management team in light of our recent restructuring in 2010, for our executive officers we have targeted salaries at the 50th percentile and provided potential annual incentive compensation closer to the 75th percentile range for similar executive positions at comparable companies.

As illustrated by the charts below, on average as a group, the compensation earned in 2011 (excluding changes in pension value and nonqualified deferred compensation earnings) by our named executive officers who served during the full year of 2011 was lower than the potential total compensation that could have been awarded. Because our 2011 annual performance-based incentive compensation awards paid out at the lower end of our award scale, our executives’ overall compensation was weighted towards base salary. Except for our new Chief Financial Officer, no long-term equity-based incentive compensation awards were granted to our executive officers this year, because those officers received larger long-term equity-based incentive awards in 2010.

The components of our executive compensation include:

Component	Description
Base Salary	Fixed cash compensation to attract and retain talented executives and to reward their scope of responsibilities, experience and industry knowledge.

Short-Term Incentive Compensation	Annual performance-based cash and equity compensation to motivate and reward executives to achieve or exceed an annual Adjusted EBITDA target, and for 2011, an annual Net Sales target.

Long-Term Incentive Compensation	Three-year performance and time-based equity compensation to align economic interests with the interests of long-term stockholders and to encourage executive retention.

Other (inc. Benefits)	All other compensation items, including employee benefits (such as life insurance, retirement benefits, car allowances, country club dues and relocation expenses to attract and retain superior executives) and changes in pension value.

At the time we established the 2011 short-term incentive plan, we believed that the Adjusted EBITDA and Net Sales targets for payouts of our named executive officers’ 2011 performance-based compensation were set at levels that were reasonably attainable, but not assured, based on our internal individual business segment and geographic region forecasts which relied, in part, on surveys of market forecasts by industry trade publications that ultimately proved inaccurate. The Compensation Committee believed these forecasts were the best proxy for our likely performance during 2011, given the facts known at the time our annual incentive compensation plan was adopted. Because we generated Net Sales equal to 98.4% of our targeted Net Sales adjusted for currency fluctuations, but did not generate at least 95% of our targeted 2011 Adjusted EBITDA for our short-term incentive compensation program, our named executive officers received performance-based payouts under that program that were below their target amounts. No named executive officer received any long-term incentive compensation award during 2011, except Mr. Pietrafitta, our Chief Financial Officer, who joined the company in March 2011. As we discuss below, any payouts under the performance-based portion of our long-term incentive compensation programs will not be determinable until after the end of the performance periods under our long-term incentive programs.

Overview of Compensation Program. The Compensation Committee operates under a written charter adopted by the Board and discharges the responsibilities of the Board relating to the compensation of our executive officers. In 2011, our executive officers’ compensation had three primary components: base compensation or salary, short-term incentive compensation, and long-term equity based awards, although only Mr. Pietrafitta, our Chief Financial Officer, received new long-term equity based awards during 2011. Executive officers also received a variety of benefits. These include benefits that are available generally to all salaried employees in the geographical location where the executive officer is based, as well as benefits available only to executive officers generally or a particular executive officer.

Named Executive Officers. This Compensation Discussion & Analysis provides information regarding the compensation paid to the following individuals, referred to as the “Named Executive Officers,” in 2011:

•	Stephen R. Light, President, Chief Executive Officer and Chairman

•	Brian J. Fox, Former Interim Chief Financial Officer and Chief Accounting Officer

•	Clifford E. Pietrafitta, Executive Vice President and Chief Financial Officer

•	David Pretty, President—Xerium Europe PMC and North America

•	Joan Badrinas Ardèvol, President—Europe Rolls and Chief Technology Officer

•	Eduardo Fracasso, President—Xerium South America

From August 13, 2010 when our former Executive Vice President and Chief Financial Officer, David G. Mafucci, resigned, until March 14, 2011, when the Company hired Mr. Pietrafitta to serve as the permanent Executive Vice President and Chief Financial Officer, Mr. Fox served as interim Chief Financial Officer and Chief Accounting Officer pursuant to an agreement with AlixPartners, LLP (“AlixPartners”). Under the agreement, AlixPartners was compensated for Mr. Fox’s time at an hourly rate. Mr. Fox did not receive any compensation directly from us for these services and continued to be employed and compensated by AlixPartners.

Compensation Philosophy and Objectives. With respect to 2011, the Compensation Committee believed that the most effective executive compensation program was one that was tied to our achievement of specific annual and long-term goals, and which aligned executives’ interests with those of the stockholders by rewarding performance at and above established metrics, with the ultimate objective of improving stockholder value, and continuing to smoothly transition from our financial restructuring and Chapter 11 bankruptcy that occurred in 2010. The Compensation Committee evaluated both performance and compensation in an effort to enhance our ability to retain and, as necessary, attract superior employees to key positions. The Compensation Committee designed executive compensation packages for executives, including the Named Executive Officers (other than Mr. Fox), which included both cash and stock-based compensation. While we had no specific policy or rigid formula regarding the proportion of total compensation that constitutes cash compensation or stock-based compensation, the Compensation Committee balanced these compensation elements to reward annual results, motivate long-term performance, strengthen executive retention, and align the interests of executive officers with the interests of stockholders. In determining the appropriate balance of cash and stock-based compensation, the Compensation Committee considered, among other things, the total amount of our equity that the executive officer held, the motivational value of various components of compensation to the executive officer, the compensation practices of other similarly situated companies, the cost to us of each compensation element, and the overall balance and reasonableness of the executive officer’s total compensation package. The Compensation Committee also assessed the potential share dilution resulting from “at plan” award levels of equity compensation.

In August 2010, the Compensation Committee (as reconstituted following our emergence from Chapter 11 protection) adopted a revised compensation philosophy applicable to 2010 and future fiscal years. Given the circumstances brought about by our bankruptcy and restructuring as well as past practices, the Compensation Committee recognized the need to structure our executive compensation in a manner that ensured retention and engagement of our senior management team. To this end, the Compensation Committee decided it strongly prefers that the fixed elements of compensation, such as base salary, be closer to the 50th percentile level of comparable companies for similar executive positions, with more aggressive variable incentive compensation closer to the 75th percentile range in order to achieve these objectives.

At our 2011 Annual Meeting of Stockholders, we held a shareholder advisory vote on our 2010 executive compensation program, and 87.5% of the shares represented at the meeting voted to approve the program. While the Company’s executive compensation program for 2011 had already been established at the time of the advisory vote, the Compensation Committee felt that our 2011 program, which had a similar mix of compensation elements to that of 2010, was appropriate and should not be reconsidered. Due to the support received and the similarities from year-to-year in our executive compensation structures, to-date the 2011 advisory vote has had no measurable impact on our deliberations in approving our 2012 executive compensation programs.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all compensation decisions for the executive officers. The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation, including with respect to salary adjustments, structure of annual awards, annual award amounts, and specified performance thresholds at which incentives would be earned for both himself and the other executive officers. The Chief Executive Officer discusses with the Compensation Committee our performance and the individual performance of himself and the other executive officers at least annually. In addition to the Chief Executive Officer, the Chief Financial Officer, General Counsel and the Vice President, Human Resources are sometimes present for discussions of the Compensation Committee regarding compensation of executive officers. While the Compensation Committee considers the recommendations of the Chief Executive Officer, the Compensation Committee ultimately decides salary adjustments, the structure of annual and long-term awards, and annual and long-term award amounts for all executive officers.

Benchmarking and Comparative Analysis. The Compensation Committee engaged Towers Watson & Co., an internationally recognized compensation consulting firm, to conduct an annual review of our cash and equity compensation programs for the Chief Executive Officer and other executive officers in order to assist the Compensation Committee in confirming its compensation decisions for 2011. Towers Watson & Co. provided the Compensation Committee with relevant market data to consider in the context of analyzing the compensation of the executive officers.

With respect to our Named Executive Officers (other than Mr. Fox), Towers Watson & Co. conducted a benchmarking analysis based on a peer-group study of the publicly disclosed cash and equity compensation practices of 15 publicly held companies in the manufacturing industry. The compensation components considered in the benchmarking analysis were base salary, target bonus as a percentage of base salary, target total compensation, annualized expected grant value of long-term incentives, and target total direct compensation. The companies included in the study were the following:

• Actuant Corporation	• Kaydon Corporation

• Albany International Corp.	• Lydall, Inc.

• Barnes Group Inc.	• Nordson Corporation

• Circor International, Inc.	• Simpson Manufacturing Company Inc.

• CLARCOR Inc.	• Standex International Corporation

• Gerber Scientific, Inc.	• Tennant Company

• Idex Corp.	• Watts Water Technologies, Inc.

• Kadant Inc.

These companies were chosen based on certain business characteristics similar to ours, including: annual revenues, employee headcount, geographic scope of business, and type of business.

In addition to the peer group data, Towers Watson & Co. provided to the Compensation Committee comparative compensation data for 14 of our top executive positions at the 25th, 50th, and 75th percentile levels based on a general industry published survey analysis. The Compensation Committee has also historically taken into account input from other sources, including input from other independent members of the Board of Directors, publicly available data relating to the compensation practices and policies of other companies within and outside of our industry, and targeted publications of independent associations of corporate directors. The Compensation Committee anticipates continuing and enhancing its use of peer group data in establishing our executive compensation in future fiscal years. Representatives of Towers Watson & Co. have periodically attended and participated in meetings of the Compensation Committee. The Compensation Committee has in the past and may in the future retain the services of third-party executive compensation specialists, as the Committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

2011 Executive Compensation Components. For the fiscal year ended December 31, 2011, the principal components of compensation for our Named Executive Officers (other than Mr. Fox) were base salary, short-term incentive compensation, and long-term equity based awards, although only Mr. Pietrafitta, our Chief Financial Officer, received new long-term equity based awards during 2011.

For 2011, we did not have a formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, in consultation with the Chief Executive Officer and Towers Watson & Co., determined subjectively what it believed to be the appropriate level and mix of the various compensation components. While the particular compensation objectives that each element of executive compensation served are set forth below, the Compensation Committee believed that each element of compensation, to a greater or lesser extent, served each of the objectives of our executive compensation program. Our policy was to provide our executive officers with compensation opportunities that were based upon our performance and their contribution to our performance.

Base Salary. The Compensation Committee annually reviews and approves the base salary of the Chief Executive Officer and our other executive officers.

In making these determinations, the Compensation Committee considers various factors such as our performance, the executive’s performance and responsibilities, leadership, years of experience, competitive salaries within the marketplace, and the executive’s total compensation package. The following table sets forth annual base salary rates in effect at December 31, 2011 and December 31, 2010 for each of the Named Executive Officers, as well as percentage increases from 2010 to 2011:

Name	2011 Salary	2010 Salary	Percent Increase
Stephen R. Light	$795,000	$795,000	0%
Brian J. Fox(1)	N/A	N/A	—
Clifford E. Pietrafitta(2)	$340,000	N/A	—
David Pretty	$405,000	$405,000	0%
Joan Badrinas Ardèvol(3)	$440,374	$420,759	0%
Eduardo Fracasso(4)	$440,233	$375,126	11.7%

(1)	Mr. Fox served as our Interim Chief Financial Officer and Chief Accounting Officer from August 13, 2010 until March 14, 2011 pursuant to an agreement with AlixPartners dated July 15, 2010. Under the agreement, AlixPartners was compensated for Mr. Fox’s time at an hourly rate. Mr. Fox did not receive any compensation directly from us and continued to be employed and compensated by AlixPartners.
(2)	Mr. Pietrafitta began serving as our Executive Vice President and Chief Financial Officer on March 14, 2011.
(3)	Mr. Badrinas’ 2011 salary was 316,360 Euros and is converted from Euros at an assumed exchange rate of $1.39 per Euro, which represents the average exchange rate for 2011, and his 2010 salary was 316,360 Euros and is converted from Euros at an assumed exchange rate of $1.33 per Euro, which represents the average exchange rate for 2010. The percent increase column is calculated based on the increase, if any, in the amount of Euros.
(4)	Mr. Fracasso’s 2011 salary was 734,971 Brazilian Real and is converted from Real at an assumed exchange rate of $0.60 per Real, which represents the average exchange rate for 2011, and his 2010 salary was 658,116 Brazilian Real and is converted from Real at an assumed exchange rate of $0.57 per Real, which represents the average exchange rate for 2010. The percent increase column is calculated based on the increase in the amount of Brazilian Real.

In maintaining these salary levels, with the exception of Mr. Fracasso’s salary which was increased pursuant to a local law mandate, the Compensation Committee considered, among other things, the desire to ensure retention and engagement of our senior management team following our recent restructuring in 2010 in light of compensation paid at comparable companies for similar executive positions, the need to retain a well-qualified Chief Financial Officer and the Committee’s goal to migrate our executive officer salaries over a reasonable timeframe towards the median (50th percentile) of comparable companies for similar executive positions.

Short-Term Incentive Compensation. In order to reinforce the importance of increasing stockholder value, the Compensation Committee believes that a substantial portion of the potential annual compensation of each executive officer should be in the form of annual performance-based incentives. On March 15, 2011, we adopted the 2011 Management Incentive Compensation Program (the “2011 MIC”). Each award under the 2011 MIC was entirely performance-based and vested only if (i) the participant remained continuously employed with us through December 31, 2011 and (ii) certain performance criteria were met. Awards earned under the 2011 MIC were structured to be paid 50% in cash, and the remaining 50% in the form of shares of common stock granted under the 2010 Plan. The number of shares of common stock earned was calculated based on the average per-share closing price of our common stock over the last twenty trading days of 2011. The shares of common stock were fully vested at grant and settled in shares of our common stock on March 13, 2012. The Compensation Committee chose the combination of 50% cash and 50% equity to balance its desire to provide executives with cash compensation for annual performance with the goal of aligning management with stockholder interests through stock ownership.

The Compensation Committee selected each of our executive officers, as well as certain other key employees, as participants in the 2011 MIC after consultation with the Chief Executive Officer. Under the 2011 MIC, each participant was assigned a specific target award equal to a percentage of his or her then-current base cash compensation (pro-rated for any partial year of service during 2011). Payouts under the 2011 MIC were determined by our performance against an Adjusted EBITDA (as defined in our post-bankruptcy credit facility (the “Post-Petition Credit Facility”) and a Net Sales target, as set by the Compensation Committee, on a sliding scale, with the Adjusted EBITDA target weighted at 80% of the potential award and the Net Sales target weighted at 20% of the potential award. The Adjusted EBITDA and Net Sales target were both adjusted at the end of the year to reflect currency fluctuations relative to the U.S. Dollar in all markets. The sliding scale provided for payouts ranging from 35% of the potential target award under each target metric, Net Sales and Adjusted EBITDA, but only if Net Sales or Adjusted EBITDA were achieved at 95% of their respective targets. The payouts increased up to 200% of the potential target award under each target metric if Adjusted EBITDA was achieved at 120% of its target and Net Sales was achieved at 110% of its target. For 2011, the Committee selected the Named Executive Officers to receive an award with a specified target award percentage set forth opposite each of their names below.

Name	Position	Specified Percentage
Stephen R. Light	President, Chief Executive Officer, and Chairman	80%
Brian J. Fox(1)	Former Interim Chief Financial Officer and Chief Accounting Officer	N/A
Clifford E. Pietrafitta	Executive Vice President and Chief Financial Officer	50%
David Pretty	President – Xerium Europe PMC and North America	50%
Joan Badrinas Ardèvol	President – Europe Rolls and Chief Technology Officer	50%
Eduardo Fracasso	President – Xerium South America	50%

(1)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners, and did not receive any compensation directly from us.

The 2011 Adjusted EBITDA and Net Sales targets set by the Compensation Committee for purposes of determining the amount payable under the 2011 MIC were $121.2 million and $576.6 million, respectively, adjusted for currency fluctuations. Our Compensation Committee believed this forecast to be a reasonable proxy for our likely performance for 2011, based on our internal business segment and geographic region forecasts, which relied, in part, on surveys of market forecasts by industry trade publications available at the time the 2011 MIC was adopted. The Compensation Committee also believed that the Adjusted EBITDA and Net Sales targets were reasonably attainable, but not assured, as achievement would require, among other things, high levels of operational performance, effective responses to short-term market changes and challenges, and the absence of major disruptions to the paper industry. Major disruptions, however, impacted performance in 2011 as the European economic contraction stemming from the European debt crisis and a steep rise in the cost of our raw materials due to oil price escalation negatively impacted paper production volumes and our costs of products sold and earnings, respectively. These disruptions in turn caused the forecasts and industry surveys we used to target our performance to be inaccurate because their occurrence was not accounted for or anticipated in those surveys and our forecasts. Consequently, the target metrics were not reached at 100% and therefore the performance awards paid out at the lower end of their range. In 2011 after adjusting actual results by the currency exchange rates in effect when the targets were established, we achieved Nets Sales of $567.1 million and Adjusted EBITDA of $107.0 million, which were 98.4% and 88.3% of their respective targeted amounts. Accordingly, each of the Named Executive Officers received a payment under the 2011 MIC equal to 15.7% of his targeted award. The payments actually received by the Named Executive Officers are set forth in the table below:

Name	Position	2011 MIC Payout(1)
Stephen R. Light	President, Chief Executive Officer, and Chairman	$99,852
Brian J. Fox(2)	Former Interim Chief Financial Officer and Chief Accounting Officer	N/A
Clifford E. Pietrafitta	Executive Vice President and Chief Financial Officer	$67,320	(3)
David Pretty	President – Xerium Europe PMC and North America	$31,793
Joan Badrinas Ardèvol	President – Europe Rolls and Chief Technology Officer	$32,215	(4)
Eduardo Fracasso	President – Xerium South America	$30,964	(5)

(1)	50% of each amount set forth in this column was paid in cash, and 50% was paid in the form of shares of common stock.
(2)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners, and did not receive any compensation directly from us.
(3)	Per the terms of Mr. Pietrafitta’s employment agreement, he was guaranteed an award under the 2011 MIC of not less than $67,320.
(4)	Mr. Badrinas’ cash 2011 MIC payout was 12,417 Euros and is converted from Euros at an assumed exchange rate of $1.30 per Euro, which represents the exchange rate at December 31, 2011, the date the payout was earned.
(5)	Mr. Fracasso’s cash 2011 MIC payout was 28,847 Brazilian Real and is converted from Real at an assumed exchange rate of $0.54 per Real, which represents the exchange rate at December 31, 2011, the date the payout was earned.

Long-Term Compensation. As part of our executive compensation philosophy, we seek to create long-term performance incentives for our executive officers by aligning their economic interests with the interests of stockholders through awards over a three-year performance period.

2011 Long-Term Incentive Plan

In 2011, the Compensation Committee adopted the 2011 – 2013 Long-Term Incentive Plan (the “2011 – 2013 LTIP”) applicable to a 2011 – 2013 performance period. However, in designing our prior 2010 – 2012 Long Term Incentive Program (the “2010-2012 LTIP”) applicable to a 2010 – 2012 performance period, the Compensation Committee specifically determined that our top thirteen officers (excluding our new Chief Financial Officer) would not receive 2011 awards under any 2011 – 2013 LTIP adopted, as such officers received larger awards in 2010 under the 2010 – 2012 LTIP. Accordingly, except for our Chief Financial Officer, Mr. Pietrafitta, we did not grant our Named Executive Officers any long-term incentive compensation awards in 2011 for the 2011 – 2013 performance period. In making the determination to grant our executive officers larger awards under the 2010 – 2012 LTIP, the Compensation Committee considered the need to incentivize and retain our executive management team, who were vital to the execution of our plan of reorganization and key to our operational performance. The Compensation Committee also considered that our executive officers’ holdings of our common stock had been substantially diluted in connection with our emergence from Chapter 11 protection, which reduced both the retention value of those holdings and our executive officers’ economic alignment of interests with our stockholders.

Awards granted in 2011 under the 2011 – 2013 LTIP were made under the 2010 Plan. The 2010 Plan provides for the grant of awards consisting of any or a combination of stock options, stock appreciation rights, restricted stock, unrestricted stock or stock unit awards to key employees, directors and consultants. Awards under the 2010 Plan align the economic interests of the executive officer with those of stockholders because the potential value of the awards is directly related to the future value of Xerium’s stock. The Compensation Committee administers the 2010 Plan and has the power to select participants, determine award terms and conditions and adopt, alter and repeal administrative rules, guidelines and practices applicable to the 2010 Plan. The participants selected and the award terms are based on the recommendation of our Chairman, President and Chief Executive Officer.

2011 – 2013 LTIP awards have both a time-based and a performance-based component. The Compensation Committee set a specific total target award for each participant in the 2011 – 2013 LTIP. Awards are paid in the form of restricted stock units or shares of common stock, as described below. Awards for the three-year performance period (2011-2013) are not intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The time-based portion of each award, which is weighted at 35% of each participant’s target award, was granted in the form of time-based restricted stock units under the 2010 Plan. These time-based restricted stock units vest in three equal installments on each of March 31, 2012, March 31, 2013, and March 10, 2014, and will be converted into shares of common stock as they vest. We believe that the time-based portion of the 2011 – 2014 LTIP awards strengthens executive retention at Xerium by encouraging participants to remain employed with us for the full vesting term of their awards, while promoting share ownership.

The time-based restricted stock unit awards will vest as long as the participant continues to be employed by us on the applicable vesting dates, and are subject to earlier vesting in certain circumstances. In particular, in the event the participant’s employment terminates as a result of a “Change of Control” (as defined in the applicable restricted stock unit agreement), the entire unvested portion of the award shall become vested on the termination date. If the participant ceases to be employed by us prior to a vesting date as a result of resignation, dismissal or any other reason, then the unvested portion of the award will be forfeited automatically. In the event of termination of the participant’s employment by us without “Cause” or termination for “Good Reason” (each as defined in the applicable restricted stock units agreement), a pro rata percentage of the unvested portion of the award will become vested on the date of termination.

The performance-based portion of each award, which is weighted at 65% of each participant’s target award, is credited to the participant on our books as stock units and will vest only if (i) the participant remains continuously employed with us through December 31, 2013 and (ii) certain performance criteria are met. Vested stock units will be converted into shares of our common stock (“Performance Shares”) after the close of the three-year performance period. The number of Performance Shares paid out will be determined by our performance against a cumulative Adjusted EBITDA metric (as defined in our Post-Petition Credit Facility) for the three-year performance period, as set by the Compensation Committee, and a sliding scale. The Adjusted EBITDA metric will be adjusted to reflect currency fluctuations relative to the U.S. Dollar in all markets. If the metric is achieved at greater than 80% of target, the sliding scale provides for payouts that scale up on a straight line between 0% at 80% of target and 100% of the possible number of Performance Shares if the metric is achieved at 100% of target. If the metric is achieved at greater than 100% of target, the sliding scale provides for payouts that scale up on a straight line between 100% at 100% of target and 110% of the possible number of Performance Shares if the metric is achieved at 110% of target. The payout under the performance-based portion of each award is limited to 110% of the possible number of Performance Shares. We believe that the performance-based portion of the 2011 – 2013 LTIP awards closely links compensation to our performance and promotes accountability for long-term performance.

The cumulative Adjusted EBITDA target established by the Compensation Committee with respect to the performance-based portion of the 2011 – 2013 LTIP awards was $411.6 million, provided that the amount may be adjusted by the Compensation Committee to reflect any material change of circumstance, such as an acquisition or disposition. This three-year Adjusted EBITDA target represents the sum of the amounts of Adjusted EBITDA for 2011, 2012 and 2013 that we projected internally, which our Compensation Committee believed to be the best proxy for our likely performance during the three-year performance period, given the facts known at that time the 2011 – 2013 LTIP was adopted. The Compensation Committee believed that this Adjusted EBITDA target was reasonably attainable, but not assured, as achievement would require, among other things, high levels of operational performance over a long-term period, successful product development and new product introductions, and effective responses, both short-term and long-term, to ongoing market changes and challenges.

The following table sets forth the number of time-based restricted stock units and performance-based stock units awarded to our Chief Financial Officer in 2011 pursuant to the 2011 – 2013 LTIP.

Name	Position	Time-Based Awards(1)	Performance-Based Awards(2)
Clifford E. Pietrafitta	Executive Vice President and Chief Financial Officer	3,500	6,500

(1)	Time-based awards under the 2011 – 2013 LTIP represent restricted stock units that vest in three equal installments on March 31, 2012, March 31, 2013, and March 10, 2014.

(2)	Performance-based awards under the 2011 – 2013 LTIP represent stock units that vest if the participant remains continuously employed through December 31, 2013 and if certain performance criteria are met. As described above, depending on the level of performance achieved, the participant may receive Performance Shares up 110% of the number of stock units listed in this column after the conclusion of the three-year performance period.

2010 Long-Term Incentive Plan

During 2010, we sought to create long-term performance incentives for our executive officers by aligning their economic interests with the interests of stockholders through the 2010-2012 LTIP. Like the 2011 – 2013 LTIP, the Company’s 2010 – 2012, adopted under the 2010 Equity Incentive Plan, provided for both time-based and performance-based awards. A specific target share award was set for each participant in the 2010 – 2012 LTIP. Awards will be paid in the form of restricted stock units or shares of common stock of the Company, as described below. Similar to the 2011 – 2013 LTIP, awards for the three-year performance period (2010-2012) were not intended to qualify for the performance-based compensation exception under Section 162(m) of the Code. Besides the material elements of the plan, which are set forth below, the other provisions of the 2010 – 2012 LTIP were substantially identical to the terms of the 2011 – 2013 LTIP described above.

As with the 2011 – 2013 LTIP, time-based awards represented 35% of the total target award and were granted in the form of time-based restricted stock units under the 2010 Plan vesting in equal installments on March 31, 2011, March 31, 2012, and March 31, 2013, and convert into shares of common stock as they vest.

Performance-based awards, 65% of the total award, will be determined based on the Company’s performance against a three-year cumulative Adjusted EBITDA metric. The Adjusted EBITDA metric will be adjusted for currency fluctuations during the term of the 2010 – 2012 LTIP. The 2010 – 2012 LTIP performance-based awards will convert into shares of the Company’s common stock and be paid after the close of the three-year performance period. The amount of the payment will be based on a sliding scale ranging from 0% if the metric is achieved at 80% of the target up to 110% if the metric is achieved at or above 110% of the target.

The cumulative Adjusted EBITDA target established by the Compensation Committee with respect to the performance-based portion of the 2010 – 2012 LTIP awards was $376 million, provided that the amount may be adjusted by the Compensation Committee to reflect any material change of circumstance, such as an acquisition or disposition. This three-year Adjusted EBITDA target represents the sum of the amounts of Adjusted EBITDA for 2010, 2011 and 2012 that we projected in connection with our Chapter 11 proceedings, which our Compensation Committee believed to be the best proxy for our likely performance during the three-year performance period, given the facts known at that time the 2010 – 2012 LTIP was adopted.

Incentive Clawback Policies. The 2011 MIC, the 2010 – 2012 LTIP and the 2011 – 2013 LTIP each provide that if a participant receives an award under the applicable plan based on financial statements that are subsequently restated in a way that would decrease the amount of the award to which the participant was entitled, the participant will refund to us the difference between what the participant received and what the participant should have received. Participants will not be required to refund compensation paid more than three years prior to the applicable restatement.

Ownership Guidelines. The Compensation Committee recognizes that alignment of the interests of executive officers with those of our stockholders is important. While the Compensation Committee has not established a target level of ownership, it believes that equity based awards help to align these incentives and serve as an integral part of the executive officer compensation program. All transactions in our common stock by our executive officers must comply with our Pre-Clearance Procedures and Insider Trading Policy, which, among other things, prohibit any trading on the basis of material, non-public information, establish quarterly and event-specific trading blackout periods, and require all trades and/or trading plans to be approved in advance by our General Counsel.

401(k) Plans. Our Named Executive Officers resident in the United States (other than Mr. Fox) participate in a tax-qualified defined contribution plan for non-union employees with a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. The Named Executive Officers became eligible to participate in the plan after completing two months of employment with us. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 15% of compensation that would otherwise be paid to the participant in the applicable year, up to the statutorily prescribed annual limit. In 2011, under the plan in which our Named Executive Officers participate, we made a matching contribution of 200% of the first one percent of such participant’s compensation and 100% of the next five percent of such participants compensation.

Retirement Benefits. We maintain a pension plan for U.S. salaried employees, including certain of our executive officers (the “non-union U.S. pension plan”). The non-union U.S. pension plan is a funded, tax-qualified, noncontributory defined-benefit pension plan and is described in more detail below under the heading “Pension Benefits.” In 2011, Mr. Badrinas participated in a government pension arrangement in Germany. On September 24, 2008, we announced that we were freezing benefit pension accruals under the non-union U.S. pension plan effective December 31, 2008, so that future service beyond December 31, 2008 will no longer be credited under the non-union U.S. pension plan. Employees who were vested as of December 31, 2008 were entitled to their benefit earned as of December 31, 2008. Mr. Pretty was vested as of December 31, 2008. Because Mr. Light did not satisfy the eligibility requirements of the non-union U.S. pension plan as of December 31, 2008, Mr. Light did not participate in the plan.

In 2008, we adopted an unfunded, nonqualified supplemental executive retirement plan (a “SERP”) for Mr. Light. Under the SERP, as amended in December 2011, Mr. Light will be entitled to receive on the first day of the month next following the date of his retirement, annual SERP payments equal to a specified percentage of $795,000, multiplied by his years of service with us. The SERP benefit formula for Mr. Light is based on a percentage factor of 3%. More detail regarding the SERP is provided below under the heading “Pension Benefits.”

Perquisites and Other Personal Benefits. We provide the Named Executive Officers (other than Mr. Fox) with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior executive employees for key positions. These benefits include premiums paid for term life insurance policies, car allowances or an automobile for personal use, country club dues, housing and relocation expenses and annual physical exams. The Chief Executive Officer receives an annual executive allowance of $45,000. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2011, are included in the next to last column of the Summary Compensation Table below.

Employment Agreements. We have entered into Employment Agreements with certain key employees, including the Named Executive Officers (other than Mr. Fox). The employment agreements for the Named Executive Officers are described below under the heading “Employment Agreements and Potential Payments Upon Termination or Change in Control.” These agreements include severance arrangements and, in some cases, the level of severance is dependent upon the proximity of termination to a change of control (as defined in the applicable agreement). We believe that these arrangements support our ability to attract and retain superior executive employees and, if a change in control were to occur, would enhance our value by keeping our management team intact and focused on the best interests of the stockholders, rather than their own job security.

Tax and Accounting Implications.

Deductibility of Executive Compensation. In establishing compensation, the Compensation Committee takes into account the provisions of Section 162(m) of the Code, which exempts some performance-based compensation from the $1 million deduction limit. The Compensation Committee may, however, approve compensation that does not qualify for the exemption to attract and retain executives or for other reasons. For example, the Compensation Committee approved the 2010 – 2012 LTIP and the 2011 – 2013 LTIP, which do not qualify for the Section 162(m) exemption. In determining whether to structure incentive awards to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the Compensation Committee balanced the benefits of the awards qualifying as performance-based compensation, within the meaning of Section 162(m) of the Code, and the overall goal of structuring awards designed both to incentivize the executives and to increase stockholder value. For a discussion of the 2010 – 2012 LTIP and 2011 – 2013 LTIP, see the section “Long-Term Incentive Compensation” earlier in this Compensation Discussion & Analysis.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, we began accounting for stock-based awards, including our restricted stock unit awards, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (formerly Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (Revised 2004)”).

Narrative Disclosure of Our Compensation Policies and Practices As They Relate to Our Risk Management

During 2011, we conducted a risk assessment of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. For additional information with respect to our risk management process, please see the section “Board Oversight and Risk Management” above.

Summary Compensation Table

The following table sets forth information with respect to the compensation during 2011, 2010, and 2009 for our Named Executive Officers—our Chief Executive Officer, our Chief Financial Officers during 2011, and each of our three other most highly compensated executive officers (based on 2011 compensation). This table includes information regarding Mr. Fox, our former Interim Chief Financial Officer, and Mr. Pietrafitta, our current Executive Vice President and Chief Financial Officer. On March 14, 2011, Mr. Fox ceased serving as our Interim Chief Financial Officer and Chief Accounting Officer, and Mr. Pietrafitta began serving as our Executive Vice President and Chief Financial Officer. Mr. Fox served as our Interim Chief Financial Officer and Chief Accounting Officer pursuant to an agreement with AlixPartners. Under the agreement, AlixPartners was compensated for Mr. Fox’s time at an hourly rate. Mr. Fox did not receive any compensation directly from us and continued to be employed and compensated by AlixPartners.

Please see the section “Compensation Philosophy and Objectives” in Compensation Discussion & Analysis for additional information with respect to the proportionate elements of total compensation.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
Stephen R. Light	2011	$795,000		$—		$49,926	(3)	$—	$49,926	(4)	$389,363	$86,137	(5)	$1,370,352
President, Chief Executive Officer and Chairman	2010	$759,583		$—		$3,155,151		$—	$391,363		$229,997	$85,970		$4,622,064
	2009	$710,000		$100,000		$1,798,105		$—	$—		$244,545	$128,756		$2,981,406

Brian J. Fox	2011	$301,180	(6)	$—		$—		$—	$—		$—	$—		$301,180
Former Interim Chief Financial Officer and Chief Accounting Officer	2010	$658,660		$—		$—		$—	$—		$—	$—		$658,660

Clifford E. Pietrafitta	2011	$271,782	(7)	$10,000	(8)	$250,560	(9)	$—	$33,660	(4)	$—	$63,003	(10)	$629,005
Executive Vice President and Chief Financial Officer

David Pretty	2011	$405,000		$—		$15,896	(11)	$—	$15,897	(4)	$41,501	$29,420	(12)	$507,714
President – Xerium Europe PMC and North America	2010	$382,083		$—		$447,859		$—	$124,609		$17,265	$28,968		$1,000,784
	2009	$350,000		$75,000		$63,398		$—	$—		$5,268	$15,434		$509,100

Joan Badrinas Ardèvol	2011	$440,374	(13)	$—		$16,107	(14)	$—	$16,108	(4)	$—	$51,809	(15)	$524,398
President – Europe Rolls and Chief Technology Officer	2010	$397,069	(13)	$—		$413,605		$—	$129,145		$—	$48,170		$987,989
	2009	$383,168	(13)	$50,000		$63,398		$—	$—		$—	$30,628		$527,194

Eduardo Fracasso	2011	$440,233	(16)	$—		$15,482	(17)	$—	$15,482	(4)	$—	$130,192	(18)	$601,389
President – Xerium South America	2010	$390,077	(16)	$—		$360,553		$—	$127,813		$—	$42,129		$920,572

(1)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”) of the stock awards granted to our Named Executive Officers during 2009, 2010, and 2011, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2011. The amounts set forth may be more or less than the value ultimately realized by the Named Executive Officer based upon, among other things, the value of our common stock at the time of vesting of restricted stock unit awards, whether we achieve certain performance goals and whether such awards actually vest. For the performance-based portion of awards under the 2010 – 2012 LTIP or 2011 – 2013 LTIP, the amount reported is the grant date fair value based upon the probable outcome of such conditions at the time of grant in 2010 and 2011, respectively. Stock awards granted pursuant to our 2010 Management Incentive Compensation Plan (“2010 MIC”) and 2011 MIC are presented as compensation for the year of performance even though the shares were issued in the subsequent year due to the fact that all company decisions necessary to determine the value of the award were made by the end of the performance year. Because such awards were initially stated as a dollar figure and not in terms of number of shares or restricted stock units, the grant date fair value reported is the value as determined by the average trading price of our common stock for last 20 trading days in the respective performance year as set forth in the 2010 MIC and 2011 MIC plan documents.
(2)	The amounts in this column for 2011 represent changes in pension value or SERP. None of our Named Executive Officers received any preferential earnings on nonqualified deferred compensation in 2011.
(3)	Represents the grant date fair value of 7,213 shares of common stock issued in March 2012 under our 2011 MIC.
(4)	Reflects the cash portion of awards under our 2011 MIC as described under the section entitled “Short-Term Incentive Compensation” in Compensation Discussion & Analysis.
(5)	Includes $14,700 in respect of employer contributions to Mr. Light’s 401(k) account and $20,893 in respect of premiums for term life insurance policies for the benefit of Mr. Light. In addition, reflects perquisites and other personal benefits in the aggregate amount of $45,000 to be applied as determined by Mr. Light for expenses associated with the automobile Mr. Light uses for company business and financial planning and other purposes. In addition, amount includes $5,544 for country club dues.
(6)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners and did not receive any compensation directly from us. Under the agreement, AlixPartners was paid $740 per hour for time devoted by Mr. Fox, as reflected in the above amount plus $40,230 of out-of-pocket expenses. Mr. Fox devoted substantially all of his time to this assignment. The amount listed in the “Salary” column represents total payments by us to AlixPartners for Mr. Fox’s services during 2011.
(7)	Amount reflects Mr. Pietrafitta’s base salary of $340,000 per year, prorated for his employment commencing on March 14, 2011.
(8)	Amount reflects a discretionary bonus awarded to Mr. Pietrafitta during 2011 in connection with the completion of a successful refinancing transaction.
(9)	Includes the grants of restricted stock unit awards in 2011 under the 2011 – 2013 LTIP that are subject to time-based conditions upon vesting. Also includes the performance-based portion of awards under the 2011 – 2013 LTIP awarded on March 14, 2011 with a grant date fair value of $140,985 based on the probable outcome of the performance conditions as of the grant date. Also includes the grant date value of 4,863 shares of common stock issued in March 2012 under our 2011 MIC.

(10)	Includes $12,906 in respect of employer contributions to Mr. Pietrafitta’s 401(k) account and $1,103 in respect of premiums for group term life insurance policies for the benefit of Mr. Pietrafitta. In addition, reflects perquisites and other personal benefits in the aggregate amount of $48,994, which includes (i) $32,343 of taxable relocation benefits, (ii) $4,158 associated with country club dues, (iii) tax gross-up benefits on the discretionary bonus paid to Mr. Pietrafitta in the amount of $6,793 and (iv) $5,700 of an automobile allowance.
(11)	Represents the grant date fair value of 2,296 shares of common stock issued in March 2012 under our 2011 MIC.
(12)	Includes $14,700 in respect of employer contributions to Mr. Pretty’s 401(k) account and $1,976 in respect of premiums for group term life insurance policies for the benefit of Mr. Pretty. In addition, reflects perquisites and other personal benefits in the aggregate amount of $12,644, which includes (i) $5,544 associated with country club dues and (ii) $7,200 associated with an automobile allowance.
(13)	2011 salary for Mr. Badrinas is converted from Euros at an assumed exchange rate of $1.39 per Euro, which represents the average exchange rate for 2011. 2010 salary for Mr. Badrinas is converted from Euros at an assumed exchange rate of $1.33 per Euro, which represents the average exchange rate for 2010. 2009 salary for Mr. Badrinas is converted from Euros at an assumed exchange rate of $1.39 per Euro, which represents the average exchange rate for 2009.
(14)	Represents the grant date fair value of 2,327 shares of common stock issued in March 2012 under our 2011 MIC.
(15)	Includes $28,072 representing the value of Mr. Badrinas’ personal use of an automobile that we lease, $19,210 in housing contributions and $4,527 in medical benefits, converted from Euros at an assumed exchange rate of $1.39 per Euro, which represents the average exchange rate for 2011.
(16)	2011 salary for Mr. Fracasso is converted from Brazilian Real at an assumed exchange rate of $0.60 per Real, which represents the average exchange rate for 2011. 2010 salary for Mr. Fracasso is converted from Brazilian Real at an assumed exchange rate of $0.57 per Real, which represents the average exchange rate for 2010.
(17)	Represents the grant date fair value of 2,236 shares of common stock issued in March 2012 under our 2011 MIC.
(18)	Includes $22,033 representing the value of Mr. Fracasso’s personal use of an automobile that we own, $8,820 in automobile expense reimbursements, $41,866 related to medical and life insurance paid by us and $57,473 in contributions to Mr. Fracasso’s private retirement savings plan.

Grant of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted to Named Executive Officers in 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen R. Light		$44,520		$636,000	$1,272,000	—	—	—
Brian J. Fox(4)		$—		$—	$—	—	—	—
Clifford E. Pietrafitta(5)		$67,320	(6)	$134,640	$269,280	—	—	—
	3/14/11					—	6,500	7,150				$140,985
	3/14/11								3,500			$75,915
David Pretty		$14,175		$202,500	$405,000	—	—	—
Joan Badrinas Ardèvol		$14,363		$220,187	$440,374	—	—	—
Eduardo Fracasso		$13,806		$220,117	$440,233	—	—	—

(1)	These columns show the range of payouts targeted under the 2011 MIC as described under the section entitled “Short-Term Incentive Compensation” in Compensation Discussion & Analysis. Participants in the 2011 MIC received half of their payouts in cash and the remaining portion in shares of common stock granted under the 2010 Plan. The number of shares awarded was based on $6.92 per share, the average closing price of the Company’s common stock over the 20 trading-days prior to December 31, 2011.
(2)	These columns show the range of performance-based payouts targeted under the 2011 – 2013 LTIP as described under the section entitled “Long-Term Incentive Compensation” in Compensation Discussion & Analysis. Performance-based awards under the 2011 – 2013 LTIP have no “threshold” payout amount, as payouts scale up on a straight line (i) between 0% at 80% of target achievement and 100% at 100% of target achievement, and (ii) between 100% at 100% of target achievement and 110% at 110% of target achievement. The time-based portion of the 2011 – 2013 LTIP award is listed separately under the “All Other Stock Awards” column.
(3)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the stock awards granted to our Named Executive Officers during 2011, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2011. The amounts set forth may be more or less than the value ultimately realized by the Named Executive Officer based upon, among other things, the value of our common stock at the time of vesting of restricted stock unit awards, whether we achieve certain performance goals and whether such awards actually vest. For awards subject to performance conditions, such as performance-based awards under the 2010 – 2012 LTIP and the 2011 – 2013 LTIP, the amount reported is the grant date fair value based upon the probable outcome of such conditions.
(4)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners and did not receive any compensation directly from us.
(5)	Mr. Pietrafitta began serving as our Executive Vice President and Chief Financial Officer effective March 14, 2011.
(6)	Pursuant to the employment agreement with Mr. Pietrafitta, for the 2011 fiscal year he was guaranteed a bonus equal to 50% of his potential target award of $134,640, which is 50% of his salary pro-rated for the portion of the year he served with us.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for the Named Executive Officers regarding outstanding equity awards held as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen R. Light	—	—	—	—	—	50,167	(2)	$328,092	139,750	(3)	$913,965
Brian J. Fox(4)	—	—	—	—	—	—		$—	—		$—
Clifford E. Pietrafitta	—	—	—	—	—	3,500	(5)	$22,890	6,500	(6)	$42,510
David Pretty	—	—	—	—	—	5,833	(7)	$38,148	16,250	(8)	$106,275
Joan Badrinas Ardèvol	—	—	—	—	—	5,133	(7)	$33,570	14,300	(8)	$93,522
Eduardo Fracasso	—	—	—	—	—	4,200	(7)	$27,468	11,700	(8)	$76,518

(1)	Market values in this table are determined using a price per share of our common stock of $6.54, the closing price on the NYSE on the last trading day in 2011.
(2)	Reflects unvested restricted stock unit awards granted on September 22, 2010 and October 29, 2010 that are subject to time-based conditions on vesting. These awards vest annually in equal installments on March 31, 2011, March 31, 2012 and March 31, 2013.
(3)	Reflects unvested restricted stock unit awards granted on September 22, 2010 that were subject to performance-based conditions on vesting. The number of Performance Shares paid out will be determined by our performance against a cumulative Adjusted EBITDA metric (as defined in our Post-Petition Credit Facility) for the three-year performance period ending December 31, 2012, as set by the Compensation Committee, and a sliding scale. The Adjusted EBITDA metric will be adjusted to reflect currency fluctuations relative to the U.S. Dollar in all markets. If the metric is achieved at greater than 80% of target, the sliding scale provides for payouts that scale up on a straight line between 0% at 80% of target and 100% of the possible number of Performance Shares if the metric is achieved at 100% of target. If the metric is achieved at greater than 100% of target, the sliding scale provides for payouts that scale up on a straight line between 100% at 100% of target and 110% of the possible number of Performance Shares if the metric is achieved at 110% of target. The payout under the performance-based portion of each award is limited to 110% of the possible number of Performance Shares. However, pursuant to an amendment to Mr. Light’s employment agreement effective December 9, 2011, on the earlier of the date a new Chief Executive Officer is hired or December 15, 2012, the Board will accelerate the vesting of 50,000 of these performance-based restricted stock unit awards and the remainder will be forfeited.
(4)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners and did not receive any compensation directly from us.
(5)	Reflects unvested restricted stock unit awards granted on March 14, 2011 that are subject to time-based conditions on vesting. The awards vest annually in equal installments on March 31, 2012, March 31, 2013 and March 31, 2014.
(6)	Reflects restricted stock unit awards granted on March 14, 2011 that were subject to performance-based conditions on vesting. The number of Performance Shares paid out will be determined by our performance against a cumulative Adjusted EBITDA metric (as defined in our Post-Petition Credit Facility) for the three-year performance period ending December 31, 2013, as set by the Compensation Committee, and a sliding scale. The Adjusted EBITDA metric will be adjusted to reflect currency fluctuations relative to the U.S. Dollar in all markets. If the metric is achieved at greater than 80% of target, the sliding scale provides for payouts that scale up on a straight line between 0% at 80% of target and 100% of the possible number of Performance Shares if the metric is achieved at 100% of target. If the metric is achieved at greater than 100% of target, the sliding scale provides for payouts that scale up on a straight line between 100% at 100% of target and 110% of the possible number of Performance Shares if the metric is achieved at 110% of target. The payout under the performance-based portion of each award is limited to 110% of the possible number of Performance Shares.
(7)	Reflects unvested restricted stock unit awards granted on September 22, 2010 that are subject to time-based conditions on vesting. The awards vest annually in equal installments on March 31, 2011, March 31, 2012 and March 31, 2013.
(8)	Reflects restricted stock unit awards granted on October 29, 2010 that were subject to performance-based conditions on vesting. See footnote (3) for discussion on vesting conditions.

Option Exercises and Stock Vested Table

The following table sets forth information for the Named Executive Officers regarding the value realized during 2011 by such executives pursuant to shares acquired upon vesting of stock awards. None of the Named Executive Officers exercised any stock options during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen R. Light	—	—	50,851	(1)	$1,017,633	(1)
Brian J. Fox(2)	—	—	—		$—
Clifford E. Pietrafitta	—	—	—		$—
David Pretty	—	—	3,566	(3)	$80,861	(3)
Joan Badrinas Ardèvol	—	—	3,216	(4)	$72,444	(4)
Eduardo Fracasso	—	—	2,433	(5)	$56,003	(5)

(1)	Includes 23,674, 1,250, 25,083 and 844 shares that vested on January 1, 2011, January 3, 2011, March 31, 2011 and June 13, 2011, respectively. Of these shares, 18,695 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $15.95, $16.51, $24.05 and $19.14, the closing prices on the NYSE on December 31, 2010, January 3, 2011, March 31, 2011 and June 13, 2011, respectively.
(2)	Mr. Fox was a third-party consultant retained pursuant to an agreement with AlixPartners and did not receive any compensation directly from us.
(3)	Includes 650 and 2,916 shares that vested on January 3, 2011 and March 31, 2011, respectively. Of these shares, 1,185 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $16.51 and $24.05, the closing prices on the NYSE on January 3, 2011 and March 31, 2011.
(4)	Includes 650 and 2,566 shares that vested on January 3, 2011 and March 31, 2011, respectively. Of these shares, 1,448 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $16.51 and $24.05, the closing prices on the NYSE on January 3, 2011 and March 31, 2011.
(5)	Includes 333 and 2,100 shares that vested on January 3, 2011 and March 31, 2011, respectively. Market value is determined using a price per share of our common stock of $16.51 and $24.05, the closing prices on the NYSE on January 3, 2011 and March 31, 2011.

Pension Benefits

Pension Plan. Xerium’s non-union U.S. pension plan for U.S. salaried employees, including its executive officers, and U.S. non-union hourly employees is a funded, tax-qualified, noncontributory defined-benefit pension plan. Benefits under the non-union U.S. pension plan are based upon an employee’s years of service and the average of the employee’s highest five calendar years of compensation in the last ten calendar years of service with us and our subsidiaries, the “final average earnings,” and are payable after retirement. Covered employees become vested in the non-union U.S. pension plan after the completion of five years of vesting service. Earnings covered by the non-union U.S. pension plan are total cash compensation, including salary and bonuses, less taxable fringe benefits, as defined in the plan. Benefits under the non-union U.S. pension plan are calculated as an annuity equal to 0.9% to 1.4% of the participant’s final average earnings multiplied by years of service. Credited years of service cannot exceed 30 years. For purposes of the annual pension benefit calculation, final average earnings as of December 31, 2011 could not exceed $245,000. Contributions to the non-union U.S. pension plan were made entirely by us and were paid into a trust fund from which the benefits of participants will be paid. The benefits listed in the table below are not subject to any deduction for Social Security, but are subject to offset by accrued benefits under specified predecessor plans.

On September 24, 2008, we announced that we were freezing benefit pension accruals under the non-union U.S. pension plan effective December 31, 2008 so that future service beyond December 31, 2008 is not to be credited under the non-union U.S. pension plan. Employees who were vested as of December 31, 2008 were entitled to their benefit earned as of December 31, 2008. Current employees who were not vested as of December 31, 2008 will be entitled to their benefit earned as of December 31, 2008 upon five years of continuous employment from date of hire. Mr. Pretty is the only Named Executive Officer participating in the non-union U.S. pension plan.

Supplemental Executive Retirement Plans. We adopted the SERP for Mr. Light in connection with his employment agreement. The SERP is an unfunded, nonqualified plan. Under the SERP as amended in December 2011, Mr. Light would be entitled to receive on the first day of the month next following the date of his retirement until his death, annual SERP payments equal to a specified percentage of $795,000, multiplied by his years of service with us, less the amounts to which he is entitled under the non-union U.S. pension plan. Mr. Light’s SERP benefit formula is based on a percentage factor of 3%. The annual payments under the SERP, before offsets, cannot exceed 50% of $795,000.

In the event of a participant’s death before commencement of his benefit, whether or not he is employed by us at time of death, the participant’s surviving spouse, if any, is entitled to receive an annual benefit for the remainder of her life equal to 50% of the benefit the participant would have been entitled to receive assuming payment in the form of a 50% joint and survivor annuity.

The SERP is unfunded and payable from our general assets, except that in the event of certain change of control transactions, we will establish an irrevocable trust, which is a so called “rabbi trust,” and contribute an amount equal to the actuarial equivalent of the SERP benefit.

The SERP can be amended only by written instrument signed by us pursuant to authorization of the Compensation Committee and by the participant (or, following the participant’s death, if benefits remain payable to his spouse, by his spouse).

The following table sets forth information on the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the non-union U.S. pension plan and his SERP (to the extent that such Named Executive Officer participates in the non-union U.S. pension plan or a SERP) determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements for the fiscal year ended December 31, 2011.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen R. Light	SERP	3.833	$1,049,288	—
Brian J. Fox	—	—	—	—
Clifford E. Pietrafitta	—	—	—	—
David Pretty	non-union U.S. pension plan	8.917	$147,752	—
Joan Badrinas Ardèvol	—	—	—	—
Eduardo Fracasso	—	—	—	—

(1)	As of December 31, 2011. Covered employees become vested in the non-union U.S. pension plan after the completion of five years of vesting service.

Nonqualified Deferred Compensation

None of the Named Executive Officers received any nonqualified deferred compensation in 2011.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into an employment agreement with each of Stephen R. Light, Clifford E. Pietrafitta, David Pretty, Joan Badrinas Ardèvol, and Eduardo Fracasso. The employment period under the agreements will continue until terminated by us or the Named Executive Officer. The employment agreements for these executives provide the specific terms set forth below.

For additional information with respect to the employment agreements between us and our Named Executive Officers, please see the section “Employment Agreements” in Compensation Discussion & Analysis.

Also set forth below, after the description of the applicable employment agreement, are tables that show the potential amounts payable to each of the Named Executive Officers, except Mr. Fox, in accordance with their respective employment agreements and other agreements with us in the event of termination of such executive’s employment in the circumstances described in the category headings of the tables, assuming that such termination was effective as of December 31, 2011. The amounts in the tables are estimates of the amounts which would be paid out to the executives in accordance with their respective employment agreements upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us. Regardless of the manner in which a Named Executive Officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include earned and unpaid base salary, vacation pay, and regular pension benefits (see “Pension Benefits” above). Each of Messrs. Light, Pietrafitta, Pretty, Badrinas, and Fracasso was also a participant in the 2011 MIC, which provided that participants were entitled to receive their award if certain performance targets were met and if they were employed with us on December 31, 2011. For additional information with respect to the 2011 MIC, please see the section “Short-Term Incentive Compensation” in Compensation Discussion & Analysis.

Stephen R. Light. Mr. Light serves as President, Chief Executive Officer and Chairman. As of December 31, 2011, Mr. Light receives a base salary of $795,000, which may be increased at the discretion of the Board. His employment agreement provides that Mr. Light is eligible to participate in the 2011 MIC at a minimum target participation level of 80% of his base salary at the rate in effect on December 31, 2011. Additionally, we provide him with life insurance coverage in an amount equal to $2,000,000. If Mr. Light terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and the payout he would have earned under our annual bonus plan for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. In addition, if his employment terminates because of his disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans). If we terminate his employment for any other reason other than “cause” (as defined in his employment agreement), or if he terminates his employment for “good reason,” then he is entitled to (i) receive his base salary for two years, (ii) a payment equal to 80% of his base salary (or, if greater and three full years have been completed since the effectiveness of his employment agreement, 80% of his average annual bonus for the preceding three years), and (iii) participate in medical/dental benefit plans for two years (or such longer period as may be provided in our benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be three years instead of two. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination.

Pursuant to a restricted stock unit agreement, we granted Mr. Light 3,750 time-based restricted stock units under our 2005 Plan on February 26, 2008. Under the award, we issued one share of common stock in respect of each fully vested time-based restricted stock unit. The time-based restricted stock unit award vested completely in nearly equal installments on the first, second, and third anniversaries of January 3, 2008.

The employment agreement, as amended on December 31, 2009, also provides that we would grant Mr. Light 25,000 restricted stock units on January 1, 2010 (the “RSU Award”), and make a cash payment to Mr. Light of $825,000. Mr. Light was obligated to use the total amount of the cash payment, less the amount necessary to satisfy Mr. Light’s tax obligation with respect to the cash payment, or $538,802, to purchase 39,764 shares of common stock from us at its agreed fair value, based on the average per share closing price on the NYSE of our shares of common stock for the 20 trading days prior to January 1, 2010, of $13.55. These shares of common stock were sold to Mr. Light on January 5, 2010 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). On September 22, 2010, the Board approved an amendment to the RSU Award, which subjected the award to terms substantially similar as those of the 2010 – 2011 LTIP. Pursuant to the amendment, the RSU Award was converted into

(i) 8,750 time-based restricted stock units that vest in accordance with the terms of time-based awards under the 2010 – 2012 LTIP, as described above, and (ii) 16,250 performance-based restricted stock units that vest in accordance with the criteria for performance-based stock units under the 2010 – 2012 LTIP described above, except that Mr. Light will not receive any additional performance-based payout if we exceed 100% of the Adjusted EBITDA target.

The employment agreement also provides, with certain exceptions, that Mr. Light may not participate in any entity or engage in any activity that competes with us or any of our subsidiaries during his employment and for a period of two years after his employment terminates. In addition, the employment agreement imposes certain non-solicitation obligations on him during the same period of time.

The employment agreement also provides that he is entitled to participate in a SERP, which constitutes an attachment to the employment agreement. For a description of the SERP, and the amounts potentially payable to Mr. Light thereunder, see “Pension Benefits” above.

If it is determined that any payment or benefit provided to Mr. Light by us or any of our subsidiaries will be subject to the excise tax imposed by Section 4999 of the Code, the employment agreement provides that we will make an additional lump-sum payment to Mr. Light sufficient, after giving effect to all federal, state, and other taxes and charges with respect to such payment, to make Mr. Light whole for all taxes imposed under or as a result of Section 4999.

Under our long-term incentive programs, had a change in control occurred on December 31, 2011, 18,899 of time-based awards and 51,521 of performance-based awards would have become vested under the 2010-2012 LTIP, representing $123,596 and $336,948, respectively.

On December 9, 2011, we entered into an amendment to Mr. Light’s employment agreement to promote continuity during a period of succession leading to Mr. Light’s anticipated retirement. The amendment provides that, on the earlier of the date we appoint a new Chief Executive Officer or December 15, 2012 (the “Transition Date”), Mr. Light will resign from his current positions of Chairman, President, Chief Executive Officer, and director and will continue as an employee of Xerium for six (6) months. Until the Transition Date, Mr. Light will receive his current base annual salary of $795,000 and was entitled to his 2011 MIC bonus earned. Under the amendment, upon the Transition Date, the Company will provide Mr. Light the following: (i) a $2,250,000 bonus, payable in a lump sum upon his execution of a release; (ii) grant of an option to purchase 40,000 shares of the Company’s common stock at a price equal to the greater of $16 per share or the then fair market value of such shares, which option will be fully vested at grant and have a term of five (5) years; and (iii) accelerated vesting of 50,000 LTIP performance shares then outstanding and not previously vested. He will be entitled to a 2012 MIC bonus, on a prorated basis, only if the Transition Date occurs in the fourth quarter of 2012 and the bonus would have been earned based on full year 2012 results. During the six months of employment following the resignation from his current positions, Mr. Light’s time-vested LTIP shares will continue to vest.

When his six (6) month employment period ends, the Company and Mr. Light will enter into a consulting agreement for a six (6) month term pursuant to which Mr. Light will provide specified services as requested by the Company for a consulting fee of $3,000 per day. The amendment also provides that at the end of the six (6) month employment period, the Company will provide Mr. Light with benefit continuation as provided in his current employment agreement. The amendment further provides for reimbursement of Mr. Light’s legal fees up to $25,000 in connection with the preparation of the amendment executed on December 9, 2011.

Potential Payments to Mr. Light upon Termination at December 31, 2011:

Reason for Termination	Cash Severance Payment (2)	Equity Awards (3)	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$49,926	$49,926	$—	$—	$2,000,000	$2,099,852
Disability(1)	$49,926	$49,926	$13,686	$—	$—	$113,538
By Xerium for Cause(1)	$49,926	$49,926	$—	$—	$—	$99,852
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$2,275,926	$173,522	$18,247	$—	$—	$2,467,695
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$3,070,926	$510,471	$27,371	$—	$—	$3,608,768
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$2,275,926	$173,522	$18,247	$—	$—	$2,467,695
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$3,070,926	$510,471	$27,371	$—	$—	$3,608,768
By the Executive without Good Reason(1)	$49,926	$49,926	$—	$—	$—	$99,852
By the Executive upon the Appointment of a New CEO	$2,299,926	$376,926	$9,124	$—	$—	$2,685,976

(1)	As defined in Mr. Light’s Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Light’s employment agreement above. In addition, this column includes cash payments under our 2011 MIC that were payable as a result of Mr. Light being employed by us on December 31, 2011.
(3)	Includes (i) 7,213 shares of common stock paid in 2012 under the 2011 MIC, (ii) with respect to “without cause” or “for good reason” termination that is not close in time to a change in control, 18,899 unvested time-based restricted stock units that would become vested, (iii) with respect to “without cause” or “for good reason” termination close in time to a change in control, 70,420 unvested time-based and performance-based restricted stock units that would become vested, and (iv) with respect to termination upon the appointment of a new CEO, 50,000 performance-based restricted stock units that would become vested valued at the closing price of $6.54 on the NYSE on the last trading day in 2011 and 40,000 options to purchase our common stock at an exercise price of $16.00 per share, which have been assigned no value due to the fact that the exercise price is above our closing price of $6.54 as of December 31, 2011.

Brian Fox. Mr. Fox served as Interim Chief Financial Officer and Chief Accounting Officer from August 2010 until March 2011 pursuant to an agreement with AlixPartners. Under the agreement, AlixPartners was compensated for Mr. Fox’s time at an hourly rate. Mr. Fox did not receive any compensation directly from us and was employed and compensated by AlixPartners. Accordingly, Mr. Fox had no employment agreement with us.

Clifford E. Pietrafitta. Mr. Pietrafitta serves as our Executive Vice President and Chief Financial Officer. As of December 31, 2011, Mr. Pietrafitta receives a base salary of $340,000, which may be increased for subsequent years at the discretion of the Board. Under the terms of his employment agreement, Mr. Pietrafitta is eligible to participate in the Company’s annual bonus plan at a minimum target participation level of 50% of his base salary, prorated in 2011 from his employment commencement date of March 14, 2011.

If Mr. Pietrafitta terminated his employment other than for “good reason” (as defined in his employment agreement), he was entitled to his unpaid salary and benefits through his date of termination. If his employment terminated because of his death or disability, then he was entitled to his earned and unpaid salary through his date of termination and any payout he would have earned under our annual bonus plans for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. In addition, if his employment terminated because of disability, he was entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans). If we terminated his employment for any other reason (other than “cause” as defined in the employment agreement), or if he terminated his employment for “good reason,” then he was entitled to receive his base salary for one year and to participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans). If any such termination were to occur within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation would be 18 months instead of one year. If we terminated his employment for “cause,” he was entitled only to payment of his earned and unpaid base salary for the period prior to termination. Pursuant to an amendment to Mr. Pietrafitta’s employment agreement made in December 2011, if his employment is terminated by us without “cause” or by him for “good reason” within two years following the start date of a new Chief Executive Officer of Xerium who immediately succeeds Mr. Light, then, in addition to any other severance benefits to which he may be entitled and subject to the execution of a release, Mr. Pietrafitta shall also be entitled to a lump sum payment of an amount equal to his then current base salary.

The employment agreement also imposes non-competition and employee non-solicitation obligations on Mr. Pietrafitta.

If it was determined that any payment or benefit provided to Mr. Pietrafitta by us or any of our subsidiaries would be subject to the excise tax imposed by Section 4999 of the Code pursuant to the employment agreement we would make an additional lump-sum payment to Mr. Pietrafitta sufficient, after giving effect to all federal, state, and other taxes and charges with respect to such payment, to make Mr. Pietrafitta whole for all taxes imposed under or as a result of Section 4999.

Under our long-term incentive programs, had a change in control occurred on December 31, 2011, then (i) unless the Compensation Committee provided for the continuation, assumption or substitution of the performance-based portion of the awards by the surviving entity or acquirer, 234 unvested performance-based awards with a value of $1,530 would have become vested, and (ii) 879 unvested time-based awards with a value of $5,749 would have become vested.

Potential Payments to Mr. Pietrafitta upon Termination at December 31, 2011:

Reason for Termination	Cash Severance Payment (2)	Equity Awards (3)	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$33,660	$33,660	$—	$—	$680,000	$747,320
Disability(1)	$33,660	$33,660	$22,856	$—	$—	$90,176
By Xerium for Cause(1)	$33,660	$33,660	$—	$—	$—	$67,320
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$373,660	$39,395	$15,237	$—	$—	$428,292
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$543,660	$40,925	$22,856	$—	$—	$607,441
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$373,660	$39,395	$15,237	$—	$—	$428,292
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$543,660	$40,925	$22,856	$—	$—	$607,441
By Xerium without Cause(1) or by the Executive for Good Reason(1) within 24 months after the appointment of a successor CEO to Mr. Light and not within 3 months before or 24 months after a Change of Control(1)	$713,660	$39,395	$15,237	$—	$—	$768,292
By Xerium without Cause(1) or by the Executive for Good Reason(1) within 24 months after the appointment of a successor CEO to Mr. Light and within 3 months before or 24 months after a Change of Control(1)	$883,660	$40,925	$22,856	$—	$—	$947,441
By the Executive without Good Reason(1)	$33,660	$33,660	$—	$—	$—	$67,320

(1)	As defined in Mr. Pietrafitta’s Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Pietrafitta’s employment agreement above. In addition, this column includes cash payments under our 2011 MIC that were payable as a result of Mr. Pietrafitta being employed by us on December 31, 2011.
(3)	Includes (i) 4,863 shares of common stock paid in 2012 under the 2011 MIC, (ii) with respect to “without cause” or “for good reason” termination that is not close in time to a change in control, 879 unvested time-based restricted stock units that would become vested, and (iii) with respect to “without cause” to “for good reason” termination close in time to a change in control, 1,113 unvested time-based and performance-based restricted stock units that would become vested.

David Pretty. Mr. Pretty serves as President—Xerium Europe PMC and North America. As of December 31, 2011, Mr. Pretty receives a base salary of $405,000, which may be increased at the discretion of the Board. Under the terms of his employment agreement, if his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental plans for 18 months (or such longer period as may be provided in our benefit plans). If we terminate his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason,” then he is entitled to receive his base salary for one year and participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months instead of one year. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Pursuant to an amendment to Mr. Pretty’s employment agreement made in December 2011, if his employment is terminated by us without “cause” or by him for “good reason” within two years following the start date of a new Chief Executive Officer of Xerium who immediately succeeds Mr. Light, then, in addition to any other severance benefits to which he may be entitled and subject to the execution of a release, Mr. Pretty shall also be entitled to a lump sum payment of an amount equal to his then current base salary.

The employment agreement also provides, with certain exceptions, that Mr. Pretty may not participate in any entity or engage in any activity that competes with us or any of our subsidiaries during his employment and for a period of one year after his employment terminates. In addition, the employment agreement imposes certain non-solicitation obligations on him during the same period of time.

If it is determined that any payment or benefit provided to Mr. Pretty by us or any of our subsidiaries will be subject to the excise tax imposed by Section 4999 of the Code, the employment agreement provides that we will reduce such payments and benefits to the extent necessary so that no portion of the remaining payments and benefits will be subject to the excise tax.

Mr. Pretty also participated in our non-union U.S. pension plan. For a description of the non-union U.S. pension plan, and the amounts payable to Mr. Pretty thereunder, see “Pension Benefits” above.

Under our long-term incentive programs, had a change in control occurred on December 31, 2011, then (i) unless the Compensation Committee provided for the continuation, assumption or substitution of the performance-based portion of the awards by the surviving entity or acquirer, 5,991 unvested performance-based awards with a value of $39,180 would have become vested, and (ii) 2,197 unvested time-based awards with a value of $14,372 would have become vested.

Potential Payments to Mr. Pretty upon Termination at December 31, 2011:

Reason for Termination	Cash Severance Payment (2)	Equity Awards (3)	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$15,897	$15,896	$—	$—	$915,000	$946,793
Disability(1)	$15,897	$15,896	$20,596	$—	$—	$52,389
By Xerium for Cause(1)	$15,897	$15,896	$—	$—	$—	$31,793
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$420,897	$30,268	$13,731	$—	$—	$464,896
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$623,397	$69,448	$20,596	$—	$—	$713,441
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$420,897	$30,268	$13,731	$—	$—	$464,896
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$623,397	$69,448	$20,596	$—	$—	$713,441
By Xerium without Cause(1) or by the Executive for Good Reason(1) within 24 months after the appointment of a successor CEO to Mr. Light and not within 3 months before or 24 months after a Change of Control(1)	$825,897	$30,268	$13,731	$—	$—	$869,896
By Xerium without Cause(1) or by the Executive for Good Reason(1) within 24 months after the appointment of a successor CEO to Mr. Light and within 3 months before or 24 months after a Change of Control(1)	$1,028,397	$69,448	$20,596	$—	$—	$1,118,441
By the Executive without Good Reason(1)	$15,897	$15,896	$—	$—	$—	$31,793

(1)	As defined in Mr. Pretty’s Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Pretty’s employment agreement above. In addition, this column includes cash payments under our 2011 MIC that were payable as a result of Mr. Pretty being employed by us on December 31, 2011.
(3)	Includes (i) 2,296 shares of common stock paid in 2012 under the 2011 MIC, (ii) with respect to “without cause” or “for good reason” termination that is not close in time to a change in control, 2,197 unvested time-based restricted stock units that would become vested, and (iii) with respect to “without cause” to “for good reason” termination close in time to a change in control, 8,188 unvested time-based and performance-based restricted stock units that would become vested.

Joan Badrinas Ardèvol. Mr. Badrinas serves as President—Europe Rolls and Chief Technology Officer. As of December 31, 2011, Mr. Badrinas receives a base salary of Euro 316,360 ($440,374 at an exchange rate of $1.39 per Euro, the average exchange rate for 2011). Under the terms of his employment agreement, in the event Mr. Badrinas is unable to perform his duties due to illness, we will pay him his full base salary for six months, subject to Mr. Badrinas’ assignment of any claims against third parties due to the loss of his earnings up to the amount of the continued payment of remuneration. The employment agreement also provides that we will provide Mr. Badrinas an automobile and pay all operating costs. The employment agreement will automatically terminate in the month that Mr. Badrinas turns 65 or when Mr. Badrinas is entitled to receive full state old age pension without any deductions or pension for full reduction in earning capacity, whichever occurs first. The employment agreement may also be terminated by either party by giving twelve months written notice, but we may terminate the employment agreement for good cause without regard to such restrictions. Mr. Badrinas is entitled to a severance payment equal to six months base salary upon termination if he is terminated without cause within one year following certain specified change of control transactions. Pursuant to an amendment to Mr. Badrinas’ employment agreement made in December 2011, if his employment is terminated by us without “cause” or by him for “good reason” within two years following the start date of a new Chief Executive Officer of Xerium who immediately succeeds Mr. Light, then, in addition to any other severance benefits to which he may be entitled and subject to the execution of a release, Mr. Badrinas shall also be entitled to a lump sum payment of an amount equal to his then current base salary.

The employment agreement also imposes certain non-solicitation obligations on him for a period of two years after his employment terminates.

Under our long-term incentive programs, had a change in control occurred on December 31, 2011, then (i) unless the Compensation Committee provided for the continuation, assumption or substitution of the performance-based portion of the awards by the surviving entity or acquirer, 5,272 unvested performance-based awards with a value of $34,478 would have become vested, and (ii) 1,934 unvested time-based awards with a value of $12,647 would have become vested.

Potential Payments to Mr. Badrinas upon Termination at December 31, 2011:

Reason for Termination	Cash Severance Payment (2)	Equity Awards (3)	Incremental Pension Benefits	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$16,108	$16,107	$—	$—	$—	$—	$32,215
Disability(1)	$236,295	$16,107	$—	$—	$—	$—	$252,402
By Xerium for Cause(1)	$16,108	$16,107	$—	$—	$—	$—	$32,215
By Xerium without Cause(1) and not within 12 months after a Change of Control(1)	$16,108	$28,754	$—	$—	$—	$—	$44,862
By Xerium without Cause(1) and within 12 months after a Change of Control(1)	$236,295	$63,232	$—	$—	$—	$—	$299,527
By the Executive for Good Reason(1) and not within 12 months after a Change of Control(1)	$16,108	$28,754	$—	$—	$—	$—	$44,862
By the Executive for Good Reason(1) and within 12 months after a Change of Control(1)	$16,108	$63,232	$—	$—	$—	$—	$79,340
By Xerium without Cause(1) or by the Executive for Good Reason(1) within 24 months after the appointment of a successor CEO to Mr. Light and not within 12 months after a Change of Control(1)	$456,482	$28,754	$—	$—	$—	$—	$485,236
By the Executive for Good Reason(1) within 24 months after the appointment of a successor CEO to Mr. Light and within 12 months after a Change of Control(1)	$456,482	$63,232	$—	$—	$—	$—	$519,714
By Xerium without Cause(1) within 24 months after the appointment of a successor CEO to Mr. Light and within 12 months after a Change of Control(1)	$676,669	$63,232	$—	$—	$—	$—	$739,901
By the Executive without Good Reason(1)	$16,108	$16,107	$—	$—	$—	$—	$32,215

(1)	As defined in Mr. Badrinas’ Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Badrinas’ employment agreement above. In addition, this column includes cash payments under our 2011 MIC that were payable as a result of Mr. Badrinas being employed by us on December 31, 2011.
(3)	Includes (i) 2,327 shares of common stock paid in 2012 under the 2011 MIC, (ii) with respect to “without cause” or “for good reason” termination that is not close in time to a change in control, 1,934 unvested time-based restricted stock units that would become vested, and (iii) with respect to “without cause” to “for good reason” termination close in time to a change in control, 7,206 unvested time-based restricted stock units that would become vested.

Eduardo Fracasso. Mr. Fracasso has served as President—Xerium South America since January 2008. As of December 31, 2011, Mr. Fracasso receives a base salary of 734,971 Brazilian Real ($440,233 at an exchange rate of $0.60 per Real, the average exchange rate for 2011). His employment agreement provides that Mr. Fracasso is eligible to participate in our annual incentive bonus plan at a minimum target participation level of 50% of his base salary for the applicable year.

If Mr. Fracasso terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his earned and unpaid salary through his date of termination. If Mr. Fracasso’s employment terminates because of his death, then he is entitled to his earned and unpaid salary through his date of termination. If we terminate his employment for any other reason (other than “cause” (as defined in his employment agreement)), or if he terminates his employment for “good reason,” then he is entitled to receive his base salary for one year and to participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans). If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Pursuant to an amendment to Mr. Fracasso’s employment agreement made in December 2011, if his employment is terminated by us without “cause” or by him for “good reason” within two years following the start date of a new Chief Executive Officer of Xerium who immediately succeeds Mr. Light, then, in addition to any other severance benefits to which he may be entitled and subject to the execution of a release, Mr. Fracasso shall also be entitled to a lump sum payment of an amount equal to his then current base salary.

The employment agreement also imposes certain non-competition and non-solicitation obligations on Mr. Fracasso during his employment and for a period of one year after his employment terminates.

Under our long-term incentive programs, had a change in control occurred on December 31, 2011, then (i) unless the Compensation Committee provided for the continuation, assumption or substitution of the performance-based portion of the awards by the surviving entity or acquirer, 4,313 unvested performance-based awards with a value of $28,210 would have become vested, and (ii) 1,582 unvested time-based awards with a value of $10,348 would have become vested.

Potential Payments to Mr. Fracasso upon Termination at December 31, 2011:

Reason for Termination	Cash Severance Payment (2)	Equity Awards (3)	Incremental Pension Benefits	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$15,482	$15,482	$—	$—	$—	$261,600	$292,564
Disability(1)	$15,482	$15,482	$—	$53,875	$—	$—	$84,839
By Xerium for Cause(1)	$15,482	$15,482	$—	$—	$—	$—	$30,964
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$455,715	$25,830	$—	$35,917	$—	$—	$517,462
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$675,832	$54,039	$—	$53,875	$—	$—	$783,746
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$455,715	$25,830	$—	$35,917	$—	$—	$517,462
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$675,832	$54,039	$—	$53,875	$—	$—	$783,746
By Xerium without Cause(1) or by the Executive for Good Reason(1) within 24 months after the appointment of a successor CEO to Mr. Light and not within 3 months before or 24 months after a Change of Control(1)	$895,948	$25,830	$—	$35,917	$—	$—	$957,695
By Xerium without Cause(1) or by the Executive for Good Reason(1) within 24 months after the appointment of a successor CEO to Mr. Light and within 3 months before or 24 months after a Change of Control(1)	$1,116,065	$54,039	$—	$53,875	$—	$—	$1,223,979
By the Executive without Good Reason(1)	$15,482	$15,482	$—	$—	$—	$—	$30,964

(1)	As defined in Mr. Fracasso’s Employment Agreement.
(2)	The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Fracasso’s employment agreement above. In addition, this column includes cash payments under our 2011 MIC that were payable as a result of Mr. Fracasso being employed by us on December 31, 2011.
(3)	Includes (i) 2,236 shares of common stock paid in 2012 under the 2011 MIC, (ii) with respect to “without cause” or “for good reason” termination that is not close in time to a change in control, 1,582 unvested time-based restricted stock units that would become vested, and (iii) with respect to “without cause” to “for good reason” termination close in time to a change in control, 5,895 unvested time-based and performance-based restricted stock units that would become vested.

COMPENSATION OF DIRECTORS

Employee directors do not receive additional compensation for service on the Board or its committees. The Nominating and Governance Committee reviews and makes recommendations to the Board regarding the compensation of directors. The Board approves the compensation of directors. In 2011, we did not engage a compensation consulting firm to conduct a review of our 2011 cash and equity compensation program for non-employee directors. However, previously in 2010, we had engaged Towers Watson & Co., a compensation consulting firm, at the request of Nominating and Governance Committee to conduct a review of our cash and equity compensation program for non-employee directors in order to assist the Board in establishing non-employee director compensation for 2010 and subsequent years.

Non-Management Director Compensation Policy at December 31, 2011

Non-management directors receive an annual retainer of $112,000, which is paid pursuant to the Xerium Technologies, Inc. Directors’ Deferred Stock Unit Plan. Under the plan, 50% of the retainer will be paid in the form of a grant of deferred stock units. Non-management directors are given the opportunity to elect to receive the remainder of such retainer in deferred stock units or in cash.

Under the plan, cash payments and director stock unit crediting are made quarterly. The number of deferred stock units credited to a director’s account is determined by dividing the portion of the annual retainer for that period by the fair market value of our common stock (the closing price on the last trading day of each quarter) on the particular credit date. Deferred stock units are fully vested upon being credited to a director’s account. Non-management directors may elect whether the units will convert into shares of common stock (i) immediately at the end of each quarter, or (ii) six months after the termination of the director’s service on the Board.

The Chair of the Audit Committee also receive additional cash compensation at an annual rate of $10,000 per year, and the Chair of the Compensation Committee, the Chair of the Nominating and Governance Committee, and the Lead Independent Director each receive additional cash compensation at an annual rate of $5,000 per year. Directors are also reimbursed for out-of-pocket expenses for attending board and committee meetings.

Non-Management Director Compensation Policy prior to March 15, 2011

Non-management directors received an annual retainer of $95,000, which was to be paid pursuant to our Directors’ Deferred Stock Unit Plan. Under the plan, 50% of the retainer was to be paid in the form of a grant of deferred stock units. Non-management directors were given the opportunity to elect to receive the remainder of such retainer in deferred stock units or in cash.

Under the plan, cash payments and director stock unit crediting were made quarterly. The number of deferred stock units credited to a director’s account was determined by dividing the portion of the annual retainer for that period by the fair market value of our common stock (average closing price on each of the preceding five trading days) on the particular credit date. Deferred stock units were fully vested upon being credited to a director’s account. On any payment date for dividends paid on our common stock, an eligible director was credited with dividend equivalents in respect of deferred stock units credited to the director’s account as of the record date for payment of dividends. Six months after the termination of the director’s service on the Board, the director is entitled to receive the number of shares of common stock that equals the number of deferred stock units credited to the director’s account.

The Chair of the Audit Committee also received additional cash compensation at an annual rate of $10,000 per year, and the Chair of the Compensation Committee, the Chair of the Nominating and Governance Committee, and the Lead Independent Director each received additional cash compensation at an annual rate of $5,000 per year. Directors were also reimbursed for out-of-pocket expenses for attending board and committee meetings.

Director Compensation

The following table sets forth information for the compensation earned by the individuals who served as non-employee directors of Xerium for service on the Board or committees of the Board during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Ambassador April H. Foley	$61,000	$56,000	$—	$—	$—	$—	$117,000
David A. Bloss, Sr.(2)	$52,923	$28,000	$—	$—	$—	$—	$80,923
Jay J. Gurandiano	$61,000	$56,000	$—	$—	$—	$—	$117,000
John F. McGovern	$66,000	$56,000	$—	$—	$—	$—	$122,000
Edward F. Paquette(3)	$50,018	$47,935	$—	$—	$—	$—	$97,953
Marc L. Saiontz	$56,000	$56,000	$—	$—	$—	$—	$112,000
James F. Wilson	$61,000	$56,000	$—	$—	$—	$—	$117,000

(1)	The amounts in these columns reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the stock awards granted to non-employee directors during 2011. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2011. Each stock unit corresponds to one share of our common stock. If a director’s service on the Board is terminated, such director will, as appropriate, (i) receive as of the end of the quarter in which his or her service ends the number of shares of common stock that equals the number of pro rata deferred stock units the director has earned during that quarter, and (ii) six months after such termination, receive the number of shares of common stock that equals the number of deferred stock units the director has earned if such director either elected to defer conversion of the deferred stock units or held deferred stock units under the director compensation plan in effect prior to March 15, 2011. Dividends are paid on these deferred stock units at the same rate as dividends on our common stock (if any), but only in the form of additional deferred stock units, as applicable.
(2)	Mr. Bloss joined the Board, effective April 19, 2011. For his first quarter of service on the Board for the quarter ended June 30, 2011, Mr. Bloss was paid a pro rata portion of fees all in cash.
(3)	Mr. Paquette resigned from the Board, effective November 8, 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and based upon such review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Mr. Jay J. Gurandiano, Chair

Mr. John F. McGovern

Mr. Marc L. Saiontz

Mr. James F. Wilson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We obtain information from the directors and executive officers with respect to related person transactions in order to determine, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. If the determination is made that a related party has a material interest in any transaction of ours, these transactions are disclosed in our proxy statement as required under the rules and regulations of the SEC. In addition, in March 2007, the Board of Directors adopted a written policy that calls for the Audit Committee to review and approve related party transactions occurring after the date of adoption of that policy other than:

•	a transaction involving the compensation of directors (which are subject to the procedures for review and approval established in the charter of the Nominating and Governance Committee);

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or supplemental benefit of an executive officer (which are subject to the procedures for review and approval established in the charter of the Compensation Committee);

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a related party involving less than $120,000; and

•

a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis.

The policy calls for the Audit Committee to consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the significance of the transaction to the related party;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest;

•	whether the transaction is fair to us; and

•	any other matters the Audit Committee deems appropriate.

In accordance with the policy, any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

Transactions Related to our Reorganization

Mr. Saiontz is a managing director of American Securities, and Mr. Wilson is a managing member of Carl Marks. Each was initially elected as a member of the Board in connection with our exit from Chapter 11 on the Effective Date pursuant to the Plan of Reorganization. In addition, as of April 9, 2012, American Securities and Carl Marks held approximately 14.2% and 11.9%, respectively of the outstanding shares of our common stock.

Plan of Reorganization

Prior to the Effective Date, American Securities and Carl Marks were among our lenders under our Amended and Restated Credit Guaranty Agreement (the “Pre-Petition Credit Facility”), dated as of May 30, 2008, entered into by and among us, certain of our subsidiaries, Citicorp North America, Inc. as administrative agent, Citicorp North America, Inc. as collateral agent, and the lenders party thereto. On the Effective Date, the Plan of Reorganization became effective the lenders under our Pre-Petition Credit Facility, including American Securities, Carl Marks and Third Point LLC, one of our significant shareholders, received, among other things, their ratable shares of (a) $10 million in cash, (b) $410 million in principal amount of term notes, issued pursuant to the Post-Petition Credit Facility and (c) 12,403,900 shares of our new common stock.

Post-Petition Credit Facility

On the Effective Date, our Pre-Petition Credit Facility was amended and restated as the Post-Petition Credit Facility. The table below provides information regarding the principal and interest under Post-Petition Credit Facility attributable to each of American Securities and Carl Marks, and to all lenders under the facility as a group, from the period from May 25, 2010 through May 26, 2011:

Name	Highest Principal Amount Outstanding During Period	Aggregate Principal Received During Period	Aggregate Interest Received During Period	Principal Amount Outstanding as of May 26, 2011
	(Dollars in millions)
American Securities(1)	$67.8	$0.3	$2.3	$0
Carl Marks(1)	$46.0	$46.8	$4.9	$0
All Lenders	$490.6	$492.9	$38.6	$490.1

(1)	Information with respect to American Securities and Carl Marks was provided by the applicable lender.

Borrowings under the Post-Petition Credit Facility term loans bore interest as follows:

•

in the case of our Canadian subsidiary Xerium Canada Inc., at the CDOR (“Canadian dollar”) Rate plus (i) 6.25% if the leverage ratio equaled or exceeded 2.75:1.00 or (ii) 5.75% if the leverage ratio was less than 2.75:1.00;

•	in the case of Xerium, the LIBOR Rate plus (i) 6.25% if the leverage ratio equaled or exceeded 2.75:1.00 or (ii) 5.75% if the leverage ratio was less than 2.75:1.00; and

•

in the case of certain of our other subsidiaries, XTI LLC, Xerium Italia S.p.A., Huyck Wangner Austria GmbH and Xerium Germany Holding GmbH, at the Euribor Rate plus (i) 6.25% if the leverage ratio equaled or exceeded 2.75:1.00 or (ii) 5.75 % if the leverage ratio was less than 2.75:1.00.

The terms “CDOR Rate,” “LIBOR Rate,” and “Euribor Rate” had the same meanings as set forth in the our Pre-Petition Credit Facility except that the CDOR Rate, the LIBOR Rate and the Euribor Rate were not to be less than 2.00% per annum. Interest periods were for 1, 2, 3 or 6 months. If any event of default occurred and was continuing, then interest on the unpaid balance of the outstanding term loans would accrue at a per annum rate of two percent greater than the rate of interest specified above.

The Post-Petition Credit facility provided that we would make scheduled principal payments totaling approximately $2.0 million each quarter through March 2015.

We refinanced our Post-Petition Credit Facility with the proceeds from an offering of $240 million of our 8.875% senior unsecured notes due 2018 (the “Notes”), borrowings under our new approximately $278 million multi-currency senior secured credit facility (the “Credit Facility”) and available cash. Carl Marks received approximately $46.0 million as a result of the repayment of our Post-Petition Credit Facility. As American Securities no longer held any interest as a lender under the Post-Petition Credit Facility at the time of the refinancing, they had no outstanding borrowings at that time.

Registration Rights Agreement

Pursuant to the Plan of Reorganization, we entered into a Registration Rights Agreement on the Effective Date with Apax WW Nominees Ltd, Apax-Xerium Apia L.P., American Securities and Carl Marks (the “RRA Parties”). Pursuant to the Registration Rights Agreement, we agreed that commencing on the 90th day after the Effective Date, any of the RRA Parties or group of RRA Parties may request registration under the Securities Act, of all or any portion of our new common stock held by such RRA Party on Form S-1 or Form S-3, as applicable. A RRA Party may not demand registration rights unless (A) the total offering price of the shares is reasonably expected to be at least $50 million (in the case of a Form S-1) or $20 million (in the case of a Form S-3) or (B) the shares to be registered represent at least 10% of our outstanding common stock. In addition, the Registration Rights Agreement provides the RRA Parties with certain piggyback registration rights.

Director Nomination Agreements

Also pursuant to the Plan of Reorganization, we entered the Director Nomination Agreements on the Effective Date. Each of the Director Nomination Agreements provides that as long as the applicable lender (a “Nominating Lender(s)”) is the beneficial owner of a number of shares of common stock that is 50% or more of the number of shares distributed to such Nominating Lender(s) pursuant to the Plan of Reorganization (in such capacity, a “Continuing 50% Holder”), subject to certain qualifications, we will nominate for election to membership on our Board of Directors one individual designated by each such Continuing 50% Holder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, none of our executive officers served as: (i) a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee; or (iii) a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Xerium. No current or former officers or employees of Xerium serve on the Compensation Committee.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount of our common stock beneficially owned, directly or indirectly, as of April 9, 2012, by (i) based on information filed with the SEC, each person known by us to beneficially own more than 5% of our common stock; (ii) each current member of the Board; (iii) each of our Named Executive Officers (provided that in the case of Mr. Fox, who was no longer an officer of Xerium as of April 9, 2012, the data below is based upon information available to us); and (iv) all members of the Board and all of our executive officers as a group, and the percentage of the common stock outstanding represented by each such amount. As of April 9, 2012, the total number of shares of our common stock outstanding was 15,226,681. Except as indicated in the footnotes to the table, each person has sole voting and investment power with respect to all shares indicated as beneficially owned by such person. Except as indicated in the footnotes to this table, the address for each person listed below is c/o Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615.

	Common Stock, par value $0.001 per share
Name of Beneficial Owner	Number	Percent
AS Investors, LLC(1)	2,164,338	14.2%
Apax Europe IV GP Co. Ltd.(2)	2,063,877	12.9%
Carl Marks Management Company, LLC(3)	1,817,482	11.9%
Third Point LLC(4)	1,700,000	11.2%
Park West Asset Management LLC(5)	885,425	5.8%
Stephen Light(6)	252,623	1.7%
Brian J. Fox(7)	—	*
Clifford E. Pietrafitta(8)	4,046	*
David Pretty(9)	24,699	*
Joan Badrinas Ardèvol(10)	28,824	*
Eduardo Fracasso(11)	31,572	*
David A. Bloss, Sr.(12)	10,000	*
Ambassador April H. Foley(13)	6,404	*
Jay J. Gurandiano(13)(14)	16,186	*
John F. McGovern(15)	8,000	*
Marc L. Saiontz(13)(16)	6,404	*
James F. Wilson(13)(17)	1,823,886	12.0%
All directors and executive officers as a group (14 people)(18)	2,250,252	14.7%

(*)	Less than 1%.
(1)

AS Investors, LLC’s address is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, NY 10171. American Securities Partners V, L.P., American Securities Partners V(B), L.P., American Securities Partners V(C), L.P., (collectively, the “Sponsors”) are owners of membership interests in AS Investors, LLC. American Securities Associates V, LLC is the general partner of each Sponsor. American Securities LLC provides investment advisory services to each Sponsor and to American Securities Associates V, LLC.

(2)	Apax Europe IV GP Co. Ltd.’s address is Third Floor Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey, Channel Islands GY1 2HJ. Includes 1,248,162 shares held by Apax WW Nominees Ltd. and 4,026 shares held by Apax-Xerium APIA L.P. Apax Europe IV GP Co. Ltd. is the managing general partner of Apax Europe IV GP L.P. Apax Europe IV GP LP is the managing general partner of Apax Europe IV-A, L.P. and of Apax-Xerium APIA LP. Apax WW Nominees Ltd. holds shares in Xerium as custodian and on behalf of Apax Europe IV-A, L.P. Includes 811,689 shares of common stock underlying warrants that are currently exercisable.
(3)

Carl Marks Management Company, LLC’s address is 900 Third Avenue, 33rd Floor, New York, NY 10022. Represents 563,621 shares held by Carl Marks Strategic Investments, L.P. (“CMSI”), and 1,253,861 held by Carl Marks Strategic Opportunities Fund, L.P. (“CMSO”). Carl Marks Management Company, LLC is the registered investment adviser of CMSI and CMSO. CMSI GP, LLC is the general partner of CMSI, and Carl Marks GP, LLC is the general partner of CMSO. Messrs. Andrew M. Boas, Robert C. Ruocco, and James Forbes Wilson are the managing members of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC.

(4)	Third Point LLC’s address is 390 Park Avenue, New York, NY 10022. Includes 904,000 shares held by Third Point Offshore Master Fund, L.P. Third Point LLC serves as investment manager or adviser to a variety of funds and managed accounts with respect to shares of Xerium held directly by such funds and accounts. Third Point Advisors II L.L.C. is the general partner of Third Point Offshore Master Fund, L.P. Mr. Daniel S. Loeb is the Chief Executive Officer of Third Point LLC.

(5)	Park West Asset Management LLC’s address is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939. Represents 722,679 shares held by Park West Investors Master Fund Limited and 162,746 shares held by Park West Partners International, Limited. Park West Asset Management LLC is the investment manager of Park West Investors Master Fund Limited and Park West Partners International, Limited. Peter S. Park is the sole member and manager of Park West Asset Management LLC. Includes 98,455 shares of common stock underlying warrants that are currently exercisable.
(6)	Includes 71,465 shares of common stock underlying warrants that are currently exercisable.
(7)	Mr. Fox resigned on March 14, 2011.
(8)	Mr. Pietrafitta became EVP and Chief Financial Officer on March 14, 2011.
(9)	Includes 5,220 shares of common stock underlying warrants that are currently exercisable.
(10)	Includes 7,340 shares of common stock underlying warrants that are currently exercisable.
(11)	Includes 6,305 shares of common stock underlying warrants that are currently exercisable.
(12)	Excludes 5,649 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board of Directors, and thus are not convertible into shares of common stock within 60 days of April 9, 2012.
(13)	Excludes 2,228 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board of Directors, and thus are not convertible into shares of common stock within 60 days of April 9, 2012.
(14)	Includes 3,556 shares of common stock (not including shares in respect of future dividend payments on our common stock) that will be paid to the non-management director upon the termination of his service on the Board in respect of outstanding restricted stock units earned as part of the director’s compensation for service on the Board. Also includes 2,445 shares of common stock underlying warrants and stock options that are currently exercisable.
(15)	Excludes 8,632 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board of Directors, and thus are not convertible into shares of common stock within 60 days of April 9, 2012.
(16)	Mr. Saiontz’s business address is c/o American Securities LLC, The Chrysler Center, 666 Third Avenue, New York, NY, 10017. Pursuant to an arrangement between Mr. Saiontz and American Securities LLC, all director fees received by him from Xerium, whether in the form of cash or shares, are paid over to or held for the benefit of American Securities.
(17)

Mr. Wilson’s business address is c/o Carl Marks Management Company, L.P., 900 Third Avenue, 33rd Floor, New York, NY 10022. Represents 1,817,482 shares of common stock described in note (3) above and 6,404 shares of common stock owned directly by Mr. Wilson. Mr. Wilson is a managing member of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC. Carl Marks Management Company, LLC is the registered investment adviser of CMSI and CMSO. CMSI GP, LLC is the general partner of CMSI, and Carl Marks GP, LLC is the general partner of CMSO. Mr. Wilson’s beneficial ownership is limited to (i) his direct ownership of 6,404 shares of common stock and (ii) his indirect interest (if any) in the shares of common stock held by CMSI and CMSO, limited to his pecuniary interest in CMSI and CMSO (if any).

(18)	Includes an aggregate of 98,346 shares of common stock underlying warrants and stock options that are currently exercisable. Also includes an aggregate of 3,556 shares of common stock (not including shares in respect of future dividend payments on our common stock) that will be paid to Mr. Gurandiano upon the termination of his service on the Board in respect of outstanding restricted stock units earned as part of the director’s compensation for service on the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain of our officers and persons who own more than 10% of our common stock to file reports of ownership of, and transactions in, our common stock with the SEC. Based on our review of the reports required under Section 16(a) we have received, we believe that all of our directors, officers, and persons owning more than 10% of our common stock complied with all reporting requirements applicable to them with respect to transactions in 2011, except that Mr. Marc Saiontz and American Securities failed to file one report timely on January 7, 2011.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2012. Ernst & Young LLP served as our independent registered public accounting firm for 2011. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Our organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We request such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interest and the best interests of our stockholders.

The following table summarizes the aggregate fees billed for professional services rendered to us by Ernst & Young LLP in 2011 and 2010. A description of those fees and services follows the table.

	2011	2010
Audit fees(a)	$2,184,408	$2,115,291
Audit-related fees(b)	39,950	180,228
Tax fees(c)	165,258	444,687
All other fees	—	—

Total fees	$2,389,616	$2,740,206

(a)	Audit fees were for professional services rendered for the audits of our consolidated financial statements (including services in connection with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), foreign statutory audit fees, attest services, reviews of quarterly results, consents, and assistance with and review of documents filed with the SEC and related out-of-pocket expenses.
(b)	Audit-related fees were for technical, financial reporting, and compliance services that are reasonably related to the performance of the audit or review of our financial statements and that are not included under the heading “Audit fees.”
(c)	Tax fees include tax compliance, tax planning, and tax advice.

The Audit Committee is responsible for pre-approving all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee has adopted a policy which sets forth procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. Under the policy, unless the Audit Committee states a different term, the term of any pre-approval extends from the date of the pre-approval until the next meeting of the Audit Committee at which it reviews all outstanding pre-approvals and renews, modifies and/or discontinues each such pre-approval. The Audit Committee has delegated certain pre-approval responsibilities to its Chair, currently Mr. McGovern. Any services pre-approved by the Chair are to be reported to the Audit Committee at its next general meeting. Any proposed services exceeding pre-approved cost levels or with scope greater than that which is pre-approved requires specific approval by the Audit Committee in advance of the provision of the service. The Audit Committee pre-approved all audit and non-audit services rendered by Ernst & Young LLP for the years ended December 31, 2011 and December 31, 2010.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Stockholders who wish to present proposals of business and nominations for directors for inclusion in our proxy materials for the 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-laws. To be eligible, the stockholder proposals must be received by the Secretary of Xerium on or before December 28, 2012. However, if the date of the 2013 Annual Meeting is changed by more than thirty (30) days from the date of the first anniversary of the 2012 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail our Proxy Statement for the 2013 Annual Meeting.

Under our By-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice in writing that contains the information required by the By-laws is timely delivered to the Secretary, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615. To be timely, a notice with respect to the 2013 Annual Meeting of Stockholders must be received by the Secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2012 Annual Meeting, or, if the 2013 Annual Meeting of Stockholders is not held within thirty (30) days before or after such anniversary date or in the case of a special meeting, not later than the close of business on the tenth day following the date on which the notice of the meeting is mailed or public disclosure is made, whichever occurs first.

FORM 10-K

A copy of our Annual Report on Form 10-K for 2011, as filed with the SEC, has been mailed with this Proxy Statement (without exhibits) and is also available without charge by writing to Investor Relations, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615. It can also be accessed free of charge by visiting our website at www.xerium.com.

DIRECTIONS TO OUR ANNUAL MEETING

From the Raleigh-Durham International Airport, please take I-540 East for approximately 9.5 miles to Exit 11 (Six Forks Road). Bear right onto Six Forks Road for approximately one mile to 8537 Six Forks Road.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We do not household proxy materials, although some brokers may do so, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You should notify your broker if, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver a separate copy of the annual report and proxy statement to you if you call 919-526-1444 or write to Investor Relations, Xerium Technologies, Inc., 8537 Six Forks Road, Suite 300, Raleigh, NC 27615.

COSTS

We will pay the cost for the solicitation of proxies by the Board. The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally, by telephone, fax, or e-mail by directors, officers, and other employees of Xerium and our transfer agent, Wells Fargo. Upon request, we will reimburse brokers, banks, custodians, other nominees, and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.

Our Annual Report to Stockholders, including financial statements for 2011, is being mailed to you together with this Proxy Statement.

Xerium Technologies, Inc.	Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24

Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/xrm Use the Internet to vote your proxy until 5:00 p.m. (CT) on June 19, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 5:00 p.m. (CT) on June 19, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ê Please detach here ê

The Board of Directors Recommends a Vote FOR all nominees under Item 1 and FOR Item 2.

1. Election of Directors:	01 Stephen R. Light 02 David A. Bloss, Sr. 03 Ambassador April H. Foley	04 Jay J. Gurandiano 05 John F. McGovern 06 James F. Wilson	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of Ernst & Young LLP.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date ___________________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

XERIUM TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, June 20, 2012 9:00 A.M. Xerium Technologies, Inc. 8537 Six Forks Road, Suite 300 Raleigh, NC 27615

Xerium Technologies, Inc. 8537 Six Forks Road, Suite 300 Raleigh, NC 27615	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 20, 2012.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees under Item 1 and “FOR” Item 2.

By signing the proxy, you revoke all prior proxies and appoint Stephen R. Light and Kevin McDougall, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. If, at or before the time of the Annual Meeting, any of the nominees listed under Item 1 for any reason have become unavailable for election or are unable to serve as directors, the proxies have the discretion to vote for a substitute nominee or nominees.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement, Proxy Card and Annual Report to Stockholders are available in the Investor Relations section of our website at www.xerium.com.

See reverse for voting instructions.